Exhibit 2.7

Execution Copy

SUBJECT TO CONFIDENTIALITY AGREEMENT

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, made and entered into as of this 1st day of October, 2010, by and among Beauty Systems Group LLC, a Delaware limited liability company (the “Purchaser”), Aerial Company, Inc., a Wisconsin corporation (the “Corporation”), and Ryan J. Hmielewski, Laura J. Hmielewski, the Laura Hmielewski Irrevocable Trust of 1992, the Ryan J. and Laura J. Hmielewski Descendants Trust u/a/d December 31, 2004 f/b/o Jeffrey Hmielewski, the Ryan J. and Laura J. Hmielewski Descendants Trust u/a/d December 31, 2004 f/b/o Scott Hmielewski, and the Ryan J. and Laura J. Hmielewski Descendants Trust u/a/d December 31, 2004 f/b/o Kristin Kolaszewski (collectively, the “Shareholders” and individually, a “Shareholder”).

W I T N E S S E T H:

WHEREAS, the Shareholders own all of the issued and outstanding capital stock of Corporation; and

WHEREAS, each Shareholder desires to sell all of the shares of capital stock of Corporation owned by such Shareholder, and Purchaser desires to purchase all of the outstanding shares of capital stock of Corporation owned by the Shareholders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and subject to the conditions herein set forth, the parties hereby agree as follows:

1.

Definitions

1.1                               The following terms shall have the meanings set forth below for the purpose of this Agreement:

“Accounting Firm” is defined in paragraph 14.12 hereof.

“Aerial Beauty Supply Business” shall mean the entire businesses and operations of Corporation as conducted on the date hereof, consistent with customary past practices, including, without limitation, the warehousing and sale, through Corporation’s stores and salespeople, of beauty supply products, small electrical appliances and equipment to beauty salons, barber shops, licensed hairdressers, barbers and beauticians, conducted in part out of 84 store locations located in 11 states (82 of which are currently active stores), as well as the Internet Business.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, such Person, with the term “control” meaning the power, directly or indirectly, either to: (i) vote 50% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person; or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power or otherwise. In addition, with respect to the Corporation, the term “Affiliate” also includes any

Person capable of being controlled by any combination of Shareholders, members of one or more Shareholder’s family, Corporation and their respective Affiliates.

“Affiliate Transaction” is defined in paragraph 5.33.2 hereof.

“Agreement” shall mean this Stock Purchase Agreement, including all Schedules and Exhibits hereto.

“Allocation Schedule” is defined in paragraph 15.1.2 hereof.

“Assets” shall mean, as to a Person, all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal (including cash) or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Beauty Supply Business” shall mean the business of selling beauty supplies, including but not limited to the warehousing and sale, through stores and salespeople, of beauty supply products, small electrical appliances and equipment to beauty salons, barber shops, licensed hairdressers, barbers and beauticians and the general public.

“Capitalized Leases” shall mean all lease obligations which are capitalized on the financial statements of Corporation.

“Claiming Party” is defined in paragraph 10.8.1 hereof.

“Claim Notice” is defined in paragraph 10.5.2 hereof.

“Claims” is defined in paragraph 10.1 hereof.

“Closing” shall mean the act of completion of the closing of the transactions contemplated by this Agreement on the Closing Date as set forth in Article 3 hereof.

“Closing Balance Sheet” is defined in paragraph 4.1.1 hereof.

“Closing Combined Net Assets” is defined in paragraph 4.1.1 hereof.

“Closing Date” shall mean the date on which the Closing takes place as set forth in paragraph 3.1 hereof.

“Closing  Debt” shall mean: (i) all obligations of Corporation for borrowed money, including all accrued and unpaid interest and any prepayment fees or penalties; (ii) all other obligations of Corporation evidenced by bonds, debentures, notes or similar instruments, including all accrued and unpaid interest and any prepayment fees or penalties; (iii)  any indebtedness under title retention agreements; (iv) obligations under currency, interest rate or other hedging arrangements or swaps;  (v) Guaranteed Indebtedness; and, (vi) Indebtedness.

“Closing Payment” is defined in paragraph 3.2.1 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefit Plans” shall mean each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract) for the benefit of any current or former officer, employee or director of Corporation that is maintained or contributed to by the Corporation or any Related Person of Corporation, or with respect to which Corporation or a Related Person of Corporation could incur material liability under the Code or ERISA or any similar non-U.S. law.

“Contracts” shall mean any contract, agreement, obligation, commitment, indenture, instrument, lease, license, plan, practice, course of conduct, understanding, promise, arrangement or undertaking (whether written or oral and whether express or implied) to which any Person is a party or that is legally binding on any Person or its equity interests, Assets or business, but shall exclude all Store Leases.

“Corporation Securities” shall mean: (i) shares of capital stock of, or other voting or equity interests in, the Corporation; (ii) securities of the Corporation convertible into or exercisable or exchangeable for shares of capital stock of, or other voting or equity interests in, the Corporation; and (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from, or to require the Corporation to issue, transfer or sell, any capital stock of, or other voting or equity interests in, the Corporation or securities convertible into or exercisable or exchangeable for capital stock of, or other voting or equity interests in, the Corporation.

“Diversion” shall mean knowing sale of merchandise to customers who will resell the merchandise in a territory or to a customer outside the channel of trade established by the manufacturer.

“Environmental Laws” shall mean any and all Laws relating to: (i) facility siting, land use and environmental matters; (ii) the control, use, management, treatment, storage, disposal or transportation of any pollutant or other regulated substance, or protection of the air, water, or land (including, without limitation, ambient air, indoor air, surface water, ground water, land surface, or subsurface strata); (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to or releases of hazardous, toxic or other harmful substances; (v) the protection, remediation, and enhancement of human health, safety, or the environment (including, without limitation, ambient air, indoor air, surface water, ground water, land surface, or subsurface strata).  Environmental Laws shall include, without limitation, the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the National Environmental Policy Act, 42 U.S.C. § 4321 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (“RCRA”), the Safe Drinking Water Act. 42 U.S.C. §300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. §9601 et seq. (“CERCLA”), the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651, et seq., any state or local Laws similar or analogous to or implementing the foregoing requirements, and any state or local Laws relating to Environmental Permits and local land use control ordinances or similar Laws.

“Environmental Matters” shall mean any and all matters and/or circumstances related in any manner whatsoever to the Corporation, the Aerial Beauty Supply Business or any Assets

(including real property), Stores or Warehouses currently or formerly owned, leased, operated, or used by the Corporation or the Aerial Beauty Supply Business, or any predecessors in interest, and: (i) the emission, discharge, disposal, Release or threatened release of any Hazardous Substance into the environment; (ii) the transportation, treatment, storage, recycling, distribution, use or other handling of any Hazardous Substance; (iii) the placement of structures or materials into waters of the United States; (iv) above-ground or underground storage tanks, oil/water separators, and septic systems; (v) the presence of any Hazardous Substance in any building or other improvement, equipment, structure or workplace; and/or (vi) any violation of or noncompliance with an Environmental Law; in each case which exists on or before the Closing Date.

“Environmental Permits” shall mean all Permits and other authorizations issued with respect to applicable Environmental Laws.

“ERISA” shall mean means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” is defined in paragraph 3.2.3 hereof.

“Escrow Agreement” is defined in paragraph 3.2.3 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contracts” is defined in paragraph 5.11.1 hereof.

“Financial Statements” shall mean the Reviewed Financial Statements and the Unaudited Financial Statements, including in each case, a balance sheet and statements of income or operations, cash flows and retained earnings or shareholders’ equity which are represented to be prepared in accordance with GAAP.

“GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis with Corporation’s past practices (to the extent consistent with United States generally accepted accounting principles).

“GAAP Liabilities” shall mean all liabilities, obligations or commitments of any nature required to be reflected or reserved against on a balance sheet under GAAP.

“Governmental Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official, board or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Guaranteed Indebtedness” shall mean Indebtedness of a third party that is: (i) guaranteed by Corporation; (ii) secured by a Lien on any Asset of Corporation; or (iii) the subject of any other credit support arrangement provided by Corporation.

“Hazardous Substances”  shall mean: (i) any oil, petroleum or petroleum products or byproducts and any constituents thereof, flammable explosives, radioactive materials, mold, lead in paint or drinking water, radon, pesticides and other agricultural chemicals, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “dangerous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “hazardous air pollutants” or words of similar import under any Environmental Law; and (iii) any other chemical, substance, waste, material, pollutant or contaminant defined as or deemed hazardous or toxic, or otherwise regulated under any

Environmental Law, including, without limitation, RCRA hazardous wastes and CERCLA hazardous substances.

“Hmielewskis” shall mean Ryan Hmielewski and Laura Hmielewski.

“Indebtedness” shall mean: (i) all Corporation obligations for borrowed money, or with respect to deposits or advances of any kind; (ii) all Corporation obligations evidenced by bonds, debentures, notes or similar instruments; (iii) all Corporation obligations upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices); (iv) all Corporation obligations under conditional sale or other title retention agreements relating to any property purchased; (v) all Corporation obligations incurred or assumed as the deferred purchase price of property or services (excluding obligations to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices); (vi) Capitalized Leases; (vii) all obligations of others secured by a Lien on Assets owned or acquired by Corporation, whether or not the obligations secured thereby have been assumed; (viii) all Corporation obligations under interest rate, currency or commodity derivatives or hedging transactions; (ix) all Corporation letters of credit or performance bonds issued (excluding (A) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices; (B) standby letters of credit relating to workers’ compensation insurance; and, (C) surety bonds; and, customs bonds) and (x) Guaranteed Indebtedness.

“Indemnifying Party” is defined in paragraph 10.8.1 hereof.

“Intellectual Property” shall means trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, Internet web sites, mask works and other semiconductor chip rights, patents and patent applications, Trade Secrets and all similar intellectual property rights, and registrations and applications to register or renew the registration of any of the foregoing.

“Internet Business” shall mean the Beauty Supply Business as operated by Corporation through the Internet, including sales through a professional-only website and distribution relating thereto.

“Inventory” shall mean all goods held by Corporation and intended for resale, in the ordinary course, of the Aerial Beauty Supply Business.

“IRS” shall mean the Internal Revenue Service.

“Laws” shall mean any and all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, rule of common law, injunctions, orders and decrees and any and all arbitral findings and rulings.

“Legal Proceeding” shall mean any lawsuit, arbitration, administrative proceeding (without limitation, administrative worker’s compensation proceedings) or similar formal or informal adversarial civil or criminal action or proceeding of any kind or nature.

“Liabilities” means any and all liabilities, obligations or commitments of any nature, whether known or unknown, direct or indirect, absolute, accrued, contingent or otherwise, whether due or to become due, and whether or not required to be reflected or reserved against on a balance sheet under GAAP.

“Lien” shall mean, with respect to any Asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such Asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any Asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Asset.

“Life Insurance” shall mean those life insurance policies described in Schedule 1.0.

“Look Back Period” is defined in paragraph 7.2.2 hereof.

“Material Adverse Effect” shall mean any circumstance, occurrence of any event, or any change in or effect on Corporation or Aerial Beauty Supply Business that, individually or when taken together with all other circumstances, events and changes in or effects on the Corporation or Aerial Beauty Supply Business, taken as a whole, is or would reasonably be expected to be materially adverse to: (i) the condition (financial or otherwise), results of operations, business, Assets, affairs or prospects of Corporation or Aerial Beauty Supply Business; or (ii) the ability of the Corporation or any Shareholder to perform hers, his or its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, that, “Material Adverse Effect” shall not be deemed to include the impact of any: (i) changes in Laws of general applicability or interpretations thereof by Governmental Authorities; (ii) changes in GAAP; (iii) changes affecting the general economic conditions in the United States, which changes do not disproportionately affect the Corporation in any material respect; or (iv) changes in national or international political or social conditions.

“Net Assets” shall mean the book value of all assets, net of all GAAP Liabilities, determined in accordance with GAAP and determined in a manner consistent with the preparation of the GAAP Adjusted August 2010 Balance Sheet attached hereto as Schedule 4.1.1, net of elimination of all intercompany transactions.

“Officer” shall mean any employee or corporate officer holding the title of Vice President or higher and being employed in such capacity with Corporation at any time within the month of September, 2010.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreements, trust agreements and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Owned Intellectual Property” is defined in paragraph 5.18.1 hereof.

“Paragraph 15.1.3 Payment” is defined in paragraph 15.1.3 hereof.

“Permits” shall mean collectively all permits, orders, licenses, variances, certificates, approvals, registrations, franchise rights and other authorizations and all applications thereof, granted or issued by any Governmental Authority having jurisdiction over the Corporation or the Aerial Beauty Supply Business.

“Permitted Liens” shall mean:  (i) Liens for any Taxes not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established; (ii) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business but only to the extent the underlying payment obligations are not past due; (iii) customary easements, rights of way, zoning ordinances and other similar encumbrances affecting real property; (iv) statutory Liens in favor of lessors arising in connection with any property leased to the Corporation; (v) precautionary liens filed by equipment lessor to Corporation pursuant to operating leases between such lessor and Corporation as lessee, but only to the extent the underlying payment obligations are not past due; (vi) Liens that will be and are released at the Closing, including those released in connection with the satisfaction of the Closing Debt, and which Liens and other encumbrances described in clauses (i) — (vi) do not, individually or in the aggregate, materially interfere with the use by the Corporation of any of the Assets affected thereby.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Government Authority.

“Pre-Closing Tax Period” shall mean any taxable year or period (or portion thereof) that ends on or before the Closing Date.  For purposes of this Agreement, in the case of any Taxes that are payable with respect to any Tax period beginning before and ending after the Closing Date, such Taxes shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date: (i) in the case of real and personal property Taxes, on a per diem basis; and, (ii) in the case of all other  Taxes, on the basis of the actual activities of the Corporation as determined from the books and records of the Corporation for such partial period.

“Proprietary Information” is defined in paragraph 7.2.5 hereof.

“Real Property” means all real property owned by Corporation in fee simple and all of Corporation’s right, title and interest in and to the buildings, plants and structures located thereon, together with all rights, licenses, permits, easements and appurtenances belonging thereto.

“Regular Escrow” is defined in paragraph 4.3.1 hereof.

“Related Person” shall mean, with respect to Corporation, any trade or business, whether or not incorporated, which, together with Corporation, is treated as a single employer under Section 414 of the Code.

“Release” shall mean any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, pouring, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials, including without limitation, Hazardous Substances, through, into or upon, any land or subsurface strata, soil, surface water, groundwater, wetlands, or air or otherwise entering into the indoor or outdoor environment.

“Reviewed Financial Statements” shall mean the reviewed consolidated financial statements of the Corporation at and for the periods ended December 31, 2009 and December 31, 2008; together with the report of the Corporation’s independent accountants, WIPFLi LLP, thereon.

“Section 338(h)(10) Election” is defined in paragraph 15.1.1 hereof.

“Shareholder Losses” is defined in paragraph 10.3 hereof.

“Shareholders’ Representative” is defined in paragraph 14.13 hereof.

“Shareholders Agreement” shall mean that certain Shareholders Agreement of Corporation dated August 19, 2009.

“Shares” shall mean the 34,882 shares of common stock, $1.00 par value per share, 17,875 of which are voting and 17,007 of which are nonvoting, of Corporation, which constitute all of the issued and outstanding Corporation Securities.

“Software” shall mean all developed or purchased computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Stock Purchase Price” is defined in paragraph 2.2 hereof.

“Store Leases” shall mean collectively the 84 real property leases for the Stores and Corporation’s Lincoln, Nebraska warehouse.

“Subject Property” is defined in paragraph 5.3.2 hereof.

“Stockholder Notes and Deferred Compensation Liabilities” shall mean (i) liabilities to the Frederick H. Jaeger III Individual Property Trust u/a/d September 29, 2005; the Frederick H. Jaeger III Irrevocable Trust of 1992, dated July 9, 1992; the Penelope Butman Irrevocable Trust of 1992, dated July 9, 1992; Penelope Butman; the Barbara Kopish Irrevocable Trust of 1992 dated July 9, 1992; Barbara Kopish; the Elisabeth Jaeger Irrevocable Trust of 1992 dated July 9, 1992; and Elisabeth Jaeger in the aggregate amount as of October 4, 2010 of $4,315,199.70 (collectively, the “Former Stockholder Debt”); (ii) amounts owing to Charles Salewsky pursuant to his Employment Agreement dated November 30, 2008 for deferred compensation in the amount of $79,550.00 (plus a discretionary amount of $73,125.00 for the period January 1, 2010 through September 30, 2010) and for severance (if terminated) (the “Salewsky Severance Obligation”) currently estimated in the amount of $292,940.00 (“Salewsky Amount”); (iii) amounts owing to Mark Konrad pursuant to his Employment Agreement dated November 30, 2008 for deferred compensation in the amount of $34,834.00 (plus a discretionary amount of $34,125.00 for the period January 1, 2010 through September 30, 2010) and for severance (the “Konrad Severance Obligation”) currently estimated in the amount of $221,675.00 (“Konrad Amount”); (iv) amounts owing to Charles Salewsky and Mark Konrad pursuant to their change in control letter agreements dated as of August 9, 2009 in the amount of $200,000.00 for each of Mr. Salewsky and Mr. Konrad; (v) payments due Mark Konrad and Charles Salewsky, each in the amount of $60,543.00 in connection with the termination by Corporation of the Aerial Company, Inc. Phantom Stock Unit Plan; and (vi) deferred compensation payments to Frederick H. Jaeger pursuant to that certain Deferred Compensation and Noncompetition Agreement dated May 15, 1992 (the “Jaeger Deferred Compensation Agreement”), which liability has been actuarially calculated to be $735,927.00.

“Stores” shall mean the 84 leased premises operated as sales locations by Corporation, in connection with the operation of the Aerial Beauty Supply Business.

“Target Net Asset Value” is defined in paragraph 4.1.1 hereof.

“Tax” (and with the correlative meaning “Taxable”) shall mean any  federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or other governmental charge of any kind whatsoever, including any interest, penalty, or addition thereto, and shall also include any fines arising under ERISA or penalties, interest or additions thereto.

“Tax Return” shall mean any return, report or statement required to be filed with or provided to any Tax authority with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Territory” is defined in paragraph 7.2.1 hereof.

“Third Party Claim” shall mean any losses, Liabilities, damages (including special, incidental or consequential), obligations, judgments, damage, diminution in value, actions, demands, suits, proceedings, claims, penalties, interest, costs and expenses alleged to be owed or owed to any Person not a party to this Agreement.

“Threshold Amount” is defined in paragraph 10.5.1 hereof.

“Trade Secrets” shall mean all inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

“Transaction Documents” shall mean this Agreement and the documents reflecting the transactions contemplated herein.

“Transfer Taxes” is defined in paragraph 15.6 hereof.

“Trust” shall mean individually, and “Trusts” shall mean collectively, the Laura Hmielewski Irrevocable Trust of 1992, the Ryan J. and Laura J. Hmielewski Descendants Trust u/a/d December 31, 2004 f/b/o Jeffrey Hmielewski, the Ryan J. and Laura J. Hmielewski Descendants Trust u/a/d December 31, 2004 f/b/o Scott Hmielewski, and the Ryan J. and Laura J. Hmielewski Descendants Trust u/a/d December 31, 2004 f/b/o Kristin Kolaszewski.

“Unaudited Financial Statements” shall mean the unaudited interim consolidated financial statements of the Corporation at and for the period ended August 31, 2010.

“Warehouses” shall mean the warehouse locations at Marinette, Wisconsin and Lincoln, Nebraska.

2.

Purchase and Sale of Shares

2.1                                 Acquired Shares.  On the terms and subject to the conditions herein set forth, on the Closing Date, Shareholders shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire, and take assignment and delivery of, free and clear of all Liens, all of the Shares (which represent in the aggregate 100% of the issued and outstanding Corporation Securities).

2.2                                 Stock Purchase Price.  As full consideration for all of the Shares, Purchaser agrees to pay to the Shareholders (subject to the terms of, and subject to the adjustments set forth in, this Agreement) the sum of $79,000,000.00, plus any and all sums any Shareholder(s) may be entitled to as a Paragraph 15.1.3 Payment (the “Stock Purchase Price”).  The Stock Purchase Price shall be apportioned on a per-share basis, without regard to whether the share is voting or nonvoting.

3.

Closing and Closing Date

3.1                                 Closing Date.  The Closing hereunder shall take place at the offices of Godfrey & Kahn, Green Bay, Wisconsin on October 1, 2010, at 10:00 a.m. (local time), or at such other date, time and place as shall be fixed in writing by the mutual consent of Purchaser and the Shareholders.  The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).

3.2                                 Purchaser’s Deliveries.  At the Closing, Purchaser shall execute and/or deliver the following:

3.2.1                        Payment in cash to the order of the Shareholders the sum of $73,075,000 (such portion of the Stock Purchase Price, the “Closing Payment”).  The percentage of the Closing Payment each Shareholder is entitled to receive at Closing, for the Shares held by such Shareholder, is set forth on Schedule 3.2.1.  The Closing Payment shall be paid at the direction of the Shareholders as set forth in a closing statement to be agreed upon and executed by all of the parties hereto (the “Closing Statement”).  The Closing Statement shall set forth the amounts and timing of the Closing Payment.

3.2.2                        A consulting agreement with Mark Konrad and an amendment to the November 30, 2008 Employment Agreement of Charles S. Salewsky Jr., in the forms executed and delivered by the applicable parties.

3.2.3                        The Regular Escrow, to be delivered to U.S. Bank, National Association (the “Escrow Agent”), as well as an escrow agreement, (the “Escrow Agreement”) in the form executed by the Purchaser and Escrow Agent relating to the escrowing of said funds.

3.2.4                        All other documents and instruments required to be executed and/or delivered by the Purchaser pursuant to Article 8, except to the extent that the Shareholders have waived satisfaction or performance thereof as a condition precedent to Closing.

3.3                                 Shareholders’ and Corporation’s Deliveries.  At the Closing, the Shareholders and the Corporation (as applicable) shall execute and/or deliver to Purchaser the following:

3.3.1                        A certified copy of the appropriate corporate proceedings of the Corporation, its Board of Directors and its shareholders authorizing and approving the Transaction Documents.

3.3.2                        Written evidence satisfactory to Purchaser’s counsel that all consents and approvals set forth on Schedule 3.3.2 have been obtained, and that all required filings set forth on Schedule 3.3.2 have been made.

3.3.3                        Opinion of Godfrey & Kahn, pursuant to paragraph 9.11 hereof.

3.3.4                        Certificate of good standing for Corporation from the State of Wisconsin as well as all of the states in which Corporation is required to be qualified to do business, in each case dated within 15 days of the Closing Date.

3.3.5                        Lien search reports from the Wisconsin Department of Financial Institutions showing no financing statements or Lien claims of record with regard to any of the assets of the Corporation, except for Permitted Liens, dated within ten days of the Closing Date.

3.3.6                        The Escrow Agreement executed by all of the Shareholders, relating to the escrowing of the Regular Escrow.

3.3.7                        Possession of all of the Assets owned or leased by the Corporation (except as specifically excluded herein) and possession and occupancy of all of the Stores and Warehouses.

3.3.8                        Certificates evidencing all of the Shares, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers executed in blank.

3.3.9                        Payoff letters from all obligees of Closing Debt (other than with respect to the Former Stockholder Debt), showing sums owed and reciting that that all further Closing Debt-type obligations will be extinguished upon payment of the payoff amount.

3.3.10                  All other documents and instruments required to be executed and/or delivered by the Corporation or any Shareholder pursuant to Article 9, except to the extent that the Purchaser has waived satisfaction or performance thereof as a condition precedent to Closing.

4.

Closing Combined Net Assets;

Establishment of Escrow

4.1                                 Determination of Closing Combined Net Assets.

4.1.1                        The Stock Purchase Price is premised upon Purchaser receiving an enterprise with Net Assets of $18,424,488.00 (the “Target Net Asset Value”) as of the Effective Time.  Following the financial audit of the Corporation’s balance sheet as of the Effective Time (to be prepared in accordance with the principles and procedures followed in preparing the GAAP Adjusted August 2010 Balance Sheet attached as Schedule 4.1.1) (the “Closing Balance Sheet”) to be performed post-Closing by Corporation’s independent accountants, WIPFLi LLP (“WIPFLi”), and the expenses of which shall be paid half by Purchaser and half by Shareholders, with best efforts being made for said financial audit being completed within ninety (90) days after Closing, the parties shall attempt to come to an agreement on the Net Assets of the Corporation as of the Effective Time (the “Closing Combined Net Assets”), which Purchaser shall propose in writing to Shareholders (in conformity with the Article 12 notice provisions).  As part of determining the Closing Combined Net Assets, the parties shall:  (i) take a physical inventory of the Inventory at the Stores and Warehouses; and (ii) follow those principals and procedures followed in preparing the GAAP Adjusted August 2010 Balance Sheet attached hereto as Schedule 4.1.1.  In taking such physical counts and in determining the value of the Inventory, the parties shall adhere to the following methods and principles: In taking such physical counts and in determining the value of the Inventory, the parties shall adhere to the following methods and principles: (i) Inventory on hand as of the Effective Time shall be valued  at the lower of cost, determined on the last-in, first-out (LIFO) method, or market, as described in the WIPFLi-

prepared Notes to Consolidated Financial Statements and Additional Information, Years Ended December 31, 2009 and 2008, dated March 5, 2010; (ii) all Inventory received as free promotional goods shall be valued as outlined in (i) above; and, (iii) damaged, obsolete or out-of-date goods shall be valued at a price to be negotiated by the parties, or if a price cannot be negotiated, shall become the property of Shareholders and not deemed to be Inventory.   Shareholders shall have thirty (30) days to dispute, in writing, the Closing Combined Net Assets as proposed by Purchaser (setting forth a detailed explanation of the items in dispute and in conformity with the Article 12 notice provisions).  If Shareholders do not dispute the amount within thirty (30) days after receipt from Purchaser, the Closing Combined Net Assets shall be deemed to be the amount proposed by Purchaser and such matter shall be deemed settled and resolved.  If Shareholders do dispute the Closing Combined Net Assets proposed by Purchaser, the parties shall meet and confer in an attempt to resolve any disputes.  If the parties fail to reach an accord on the Closing Combined Net Assets within thirty (30) days after the Shareholders provide Purchaser written notice of the dispute, the matter shall be resolved pursuant to the mechanism established in paragraph 14.12.  Within ten (10) days after the parties agree to the Closing Combined Net Asset amount or the matter is otherwise resolved as provided herein: (i) if the Closing Combined Net Assets is less than the Target Net Asset Value, Shareholders shall, jointly and severally, pay or cause the payment of such shortfall to Purchaser (such amount shall be paid directly to Purchaser outside the Regular Escrow or out of the Regular Escrow, at the sole discretion of the Purchaser); or, (ii) if the Closing Combined Net Assets is more than the Target Net Asset Value, Purchaser shall pay such overage to Shareholders (in the percentages established in Schedule 3.2.1).  Any such payments due from Shareholders or Purchaser, as the case may be, not paid within such ten (10) day period, shall be accompanied by the payment of interest thereon at the rate of 9% per annum from the due date of such payment. For avoidance of doubt, the Shareholders’ Representative has full power and authority to bind all Shareholders with respect to calculation of, and settlement of the Closing Combined Net Assets.

4.2                                 Excluded Assets.  Expressly excluded from the Closing Combined Net Assets shall be those items enumerated on Schedule 4.2.

4.3                                 Escrow of Part of Stock Purchase Price.  In order to provide additional assurance to Purchaser, the Purchaser and Shareholders shall, at the Closing, execute an escrow agreement, as hereafter described.

4.3.1                        Regular Escrow.   The primary escrow initially shall be funded at Closing in the sum of $5,925,000 (such portion of the Stock Purchase Price, the “Regular Escrow”).  The Regular Escrow shall be governed by the terms of the Escrow Agreement attached as Exhibit C.

4.3.2                        Closing Debt and Stockholder Notes and Deferred Compensation Liabilities.   Shareholders hereby represent and warrant that Closing Debt and Stockholder Notes and Deferred Compensation Liabilities will be fully extinguished at or before Closing, except for (i) the Former Stockholder Debt which will be paid (as directed by the Shareholders in the Closing Statement) out of the Closing Payment after the Closing, and (ii) the Konrad Amount and the Salewsky Amount which will be retained by Purchaser out of the Closing Payment to pay the Konrad Severance Obligation and the Salewsky Severance Obligation on behalf of the Corporation after the Closing (subject to any repayment of the Salewsky Amount (only) to the Shareholders in the event that none of the Corporation and its Affiliates are required to pay any of the Salewsky Amount, as and to the extent provided in Paragraph 7.7); provided that if Purchaser discovers after Closing that any of the Closing Debt and/or Stockholder Notes and Deferred Compensation Liabilities were not paid in full prior to Closing, (except for the Former Stockholder Debt, the Konrad Amount and the Salewsky Amount to the extent provided above), to the extent such amount(s) were not included as reductions in the amount of the Closing Combined Net Assets (or credited to Corporation on the Closing Statement), Shareholders shall, jointly and severally, pay such amounts to Purchaser immediately on demand (such amount shall be paid directly to Purchaser outside the Regular Escrow or out of the Regular Escrow, at the sole discretion of the Purchaser).  In addition, to the extent Purchaser and its Affiliates (including Corporation) suffer any Losses in connection with the Konrad Severance Obligation in excess of the Konrad Amount or in connection with the Salewsky Severance Obligation in excess of the Salewsky Amount, then the Shareholders shall, jointly and severally, indemnify and hold the Purchaser and its Affiliates harmless from any such excess Losses beyond the Konrad Amount or Salewsky Amount, respectively.

5.

Representations and Warranties of the Shareholders and Corporation

In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, the Shareholders, jointly and severally, and Corporation, represent and warrant the following statements are true and correct as of the Closing Date:

5.1                                 Organization, Power and Authority.  Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.  Corporation has full corporate power and authority to own or lease its Assets and to carry on the Aerial Beauty Supply Business as now conducted by it, and to enter into the Transaction Documents and perform its obligations thereunder.  Corporation does not conduct business or own Assets in, and is not licensed or qualified to do business in, any  jurisdiction other than Wisconsin, Illinois, Minnesota, North Dakota, South Dakota, Nebraska, Iowa, Kansas, Missouri,  Colorado Michigan, Ohio and New Mexico.  Corporation does not have any subsidiaries, direct or indirect, and does not have an equity position (or the option or right to acquire an equity position) in any other entity.  Corporation operates an Internet Business distributing goods through professional-only channels and shipping to all fifty (50) United States and not elsewhere.  Corporation has provided to Purchaser true and complete copies of the current Articles of Incorporation and By-laws and all amendments thereto of Corporation.  The Trusts are each trusts duly organized and validly existing under the laws of the State of Wisconsin.  William J. Plummer, an individual and resident of the State of Wisconsin is the sole trustee of each Trust.  Corporation has provided to Purchaser true and correct copies of the trust agreements and other Organizational Documents of the Trusts.  Each Trust has the full power and authority to own the shares set forth opposite its name on Schedule 5.28.2, and to enter into the Transaction Documents and perform its obligations thereunder.

5.2                                 Authority and Binding Obligations.  The execution and delivery of this Agreement and the other Transaction Documents required to be executed by Corporation, and the performance by Corporation of its respective obligations hereunder, have been duly authorized by all required directors and other corporate approvals.  The execution and delivery of this Agreement and the other Transaction Documents required to be executed by a Trust, and the performance of by the Trust of its respective obligations hereunder, have been duly authorized by all required Trust approvals.  The execution and delivery of this Agreement and the other Transaction Documents required to be executed by any Shareholder and/or Corporation, and the performance by each Shareholder and Corporation of their respective obligations hereunder, do not: (i) violate or conflict with any provisions of the Organizational Documents of Corporation or any Law which is applicable to, binding upon or enforceable against Corporation, or its Assets, or the Shareholders; (ii) violate or conflict with any provisions of the trust agreements or other Organizational Documents of the Trusts; (iii) result in the creation of any Lien upon any of the Assets of Corporation; (iv) cause the acceleration of the maturity of any Indebtedness of Corporation or cause any third party rights under, or the performance required by Corporation under, any Contract of Corporation to accelerate, except for the Closing Debt; or (v) require the consent or approval of any Governmental Authority.  The Transaction Documents have been duly executed and delivered by each of the Shareholders and Corporation and are legal, valid and binding obligations of each of the Shareholders and Corporation, enforceable in accordance with their respective terms.

5.3                                 Compliance With Laws; Environmental, Health and Safety Matters.

5.3.1                        The Corporation and the Aerial Beauty Supply Business have been and are being conducted in all respects in compliance with all applicable Laws.  Since October 1, 2006, neither the Corporation nor any Shareholder has received any notice, request for information, or other correspondence from any Governmental Authority or any other Person concerning any violation (actual or alleged) of any such Laws.   Except as set forth on Schedule 5.3.1, there is no Legal Proceeding pending or threatened by any Governmental Authority or other Person, against the Corporation or any Shareholder relating to compliance with any such Law, nor is the Corporation or any Shareholder aware of any such unasserted Legal Proceeding or any claim the assertion of which is probable.

5.3.2                        Except as set forth on Schedule 5.3.2, none of the Assets (including real property), Stores or Warehouses currently or formerly owned, leased, operated, or used by the Corporation or the Aerial Beauty Supply Business, or any predecessor in interest (collectively the “Subject Property”) contains/contained, during such period as the Subject Property has been/was owned, leased, operated, or used by the Corporation or the Aerial Beauty Supply Business, or any predecessor in interest, Hazardous Substances; except for those Hazardous Substances contained in Inventory at the time of manufacture; such Inventory only being purchased and sold in the ordinary course of business and consistent with past practice of Corporation, and otherwise used by Corporation in accordance with all applicable Laws.

5.3.3                        The Corporation and the Aerial Beauty Supply Business have been and are being conducted in all respects in compliance with all Environmental Laws.  Neither the Corporation nor any Shareholder has caused or taken any action that would reasonably be expected to result in any Liability or obligation relating to: (i) the environmental conditions at, on, above, under, or about any Subject Property; or, (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances.  There has been no dumping, discharge, spillage, migration, leakage, disposal, burial, placement, or other Release of Hazardous Substances by the Corporation or by any other Person on, in, at, above, under, from or about any Subject Property during the period of ownership, leasing, operation or use by Corporation or any predecessor in interest.

5.3.4                        All waste containing any Hazardous Substance generated, used, handled, stored, treated or disposed of by the Corporation or the Aerial Beauty Supply Business, or any predecessor in interest, or sent by the Corporation, the Aerial Beauty Supply Business, or any predecessor in interest, for disposal at an off-site location, has been Released or disposed of in compliance with applicable Environmental Laws and reporting requirements, and there are not any environmental claims, requests for information from a Governmental Authority or demands to take response, removal, corrective, remedial or other responsive action or to pay for the costs of any such action at any facility or site with respect to any such Release or disposal.

5.3.5                        Since October 1, 2006, neither the Corporation nor any Shareholder has received any notice, request for information, or other correspondence from any Governmental Authority or any other Person concerning any:  (i) Environmental Laws with respect to the Corporation, the Aerial Beauty Supply Businesses, any Shareholder, or any Subject Property; (ii) Hazardous Substances that have been generated, treated, stored, handled or removed from or disposed of on any Subject Property; or, (iii) Hazardous Substances which have migrated on, in, under, above or to any Subject Property from any adjacent property or which has migrated, emanated or originated from any Subject Property onto any other property.

5.3.6                        Neither Corporation nor any Shareholder has received any notice or has any reason to believe that Corporation or the lessor or lessee of any property used at any time in conducting all or any portion of the Aerial Beauty Supply Business or owned either presently or at any time previously by Corporation (or any predecessor thereof) is a potentially responsible party for a federal, state, municipal or local cleanup site or corrective action under any Environmental Law.

5.3.7                        There is no pending, or to the knowledge of any Shareholder or Officer, threatened or proposed proceeding or governmental action to modify the zoning classification of, or to condemn or take by the power of eminent domain (or to purchase in lieu thereof), or to classify as a landmark, or to otherwise restrict the use of any of the properties where any Store or Warehouse is located.

5.3.8                        The Corporation and the Aerial Beauty Supply Business have obtained all Environmental Permits that are required for the operation of the Aerial Beauty Supply Business as presently conducted and the use of any Store or Warehouse required by any Environmental Law, and are, and have been at all times, in compliance with each such Environmental Permit, consent, approval or authorization.  Schedule 5.3.8 contains a complete and accurate list of each such Environmental Permit.

5.3.9                        There is no Legal Proceeding pending, or to the knowledge of any Shareholder or Officer, threatened by any Governmental Authority or other Person, against the Corporation or any Shareholder relating to environmental protection, compliance with Environmental Laws, or the condition of any Subject Property, nor is the Corporation or any Shareholder aware of any unasserted Legal Proceeding or any such claim the assertion of which is probable.

5.3.10                  Corporation has provided to Purchaser true and complete copies of all environmental site assessments, audits, test results, analytical data, boring logs, and other environmental reports, investigations and studies in the possession, custody or control of

Corporation relating to locations or Assets currently owned, leased, operated or used by the Corporation.

5.4                                 Financial Statements; Internal Controls.

5.4.1                        Corporation has delivered to Purchaser complete copies of the Financial Statements.  Except as set forth in Schedule 5.4.1, the Financial Statements have been prepared in accordance with GAAP and the books and records of the Corporation, and present fairly the financial position, results of operations and cash flows of the Corporation at and for the respective periods indicated (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments, which will not be material to the Corporation, individually or in the aggregate).

5.4.2                        Corporation has devised and maintained systems of internal accounting controls with respect to the Aerial Beauty Supply Business sufficient to provide reasonable assurances that: (i) all transactions are executed in accordance with management’s general or specific authorization; (ii) all transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and to maintain proper accountability for Assets; (iii) access to the Corporation’s Assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for Assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences; (v) the financial records and financial statements of the Corporation are complete and accurate; and, (vi) material information regarding the operations of the Corporation and its financial condition is accumulated and communicated to Corporation’s management, including its principal executive and financial officers.

5.4.3                        Corporation has no Liabilities, except: (i) as set forth in Schedule 5.4.3; (ii) Liabilities and obligations disclosed or reserved against in the Financial Statements or specifically disclosed in the notes thereto; and, (iii) account payable and other current Liabilities.

5.5                                 Absence of Certain Changes.  Since June 30, 2010, except as set forth in Schedule 5.5, the Aerial Beauty Supply Business has been conducted in the ordinary course consistent with past practice and there has not been:

5.5.1                        Any declaration or payment of any dividend or other distribution or consideration with respect to any Shares or other Corporation Securities, or any redemption or other acquisition by the Corporation of any Corporation Securities, other than tax distributions made to Shareholders on a pro rata basis and the transfer of the Life Insurance as contemplated under this Agreement;

5.5.2                        Any amendment or modification of the Organizational Documents of the Corporation or of the terms of any Corporation Securities;

5.5.3                        Any incurrence of any Indebtedness by the Corporation, other than in the ordinary course of business;

5.5.4                        Any creation or other incurrence of any Lien on any Asset of the Corporation other than Permitted Liens;

5.5.5       Any loan, advance or capital contribution to or investment in any Person by the Corporation;

5.5.6       Any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Aerial Beauty Supply Business or the Assets of the Corporation;

5.5.7       Any: (i) change in any method of accounting or accounting principles or practices by the Corporation except for any such change required by reason of a concurrent change in GAAP; or (ii) revaluation of any material Assets;

5.5.8       Any: (i) grant of any severance or termination pay or other arrangement to (or amendment to any existing arrangement with) any director, officer or employee of the Corporation; (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements; (iii) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) entered into with any director, officer or employee of the Corporation; (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Corporation; or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Corporation, other than in the ordinary course of business consistent with past practice;

5.5.9       Any capital expenditures, or commitments for capital expenditures, in an amount in excess of $100,000 in the aggregate, by the Corporation;

5.5.10     Any Tax election made or changed, any annual Tax accounting period changed, any method of Tax accounting adopted or changed, any amended Tax Returns or claims for  Tax refunds filed, any closing agreement entered into with any Tax authority with respect to Taxes, any proposed Tax adjustments or assessments, any Tax claim, audit or assessment settled with any Tax authority, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, in each case, by the Corporation;

5.5.11     Any payments made to, discounting in favor of or any other consideration extended to customers or suppliers by the Corporation, other than in the ordinary course of business consistent with past practice;

5.5.12     Any failure to pay or satisfy when due any Liability of the Corporation;

5.5.13     Any sale, transfer, lease or other disposition of any Asset, except for Inventory sold in the ordinary course of business consistent with past practice;

5.5.14     Any acquisition of a material amount of the stock or Assets of any other Person;

5.5.15     Any amendment, cancellation, compromise or waiver of any claim or right of the Corporation; or

5.5.16     Any agreement or commitment by the Corporation to do any of the foregoing or any action or omission by the Corporation that would reasonably be expected to result in any of the foregoing.

5.6          Books of Account.  Corporation’s books of account and other records fairly present and reflect (subject to normal month end and year end adjustments) all of the transactions entered into by Corporation and as to which Corporation is a party or may be bound or otherwise affected.

5.7          Tax Matters.  Except as set forth in Schedule 5.7:

5.7.1       Corporation has timely filed all Tax Returns required to have been filed, and each such Tax Return has been prepared in compliance with all applicable Laws, and all such Tax Returns are true and accurate in all respects.  Corporation has paid all Taxes due or owing (whether or not shown on any Tax Return), including any prior Tax deficiencies, and Taxes subsequently assessed by an appropriate Tax authority.  With respect to any Taxes that are not yet due and owing, Corporation has made sufficient accruals on the Financial Statements.  Corporation has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Tax authority all amounts required to be so withheld and paid under all applicable Laws. There are no outstanding requests for, and Corporation has not been granted any, extensions of time within which to file Tax Returns.

5.7.2       Neither the IRS nor any other Tax authority has asserted, proposed or assessed against Corporation in writing any deficiency or claim for Taxes which has not been settled or otherwise resolved, and no written claim has ever been made by any jurisdiction in which Corporation does not file Tax Returns to the effect that Corporation is or may be subject to any Tax imposed by that jurisdiction.

5.7.3       There is no pending or to the knowledge of any Shareholder or Officer, threatened action, audit, proceeding, or investigation by the IRS or any other Tax authority against or with respect to Corporation with respect to: (i) the assessment or collection of Taxes; or, (ii) a claim for refund made by Corporation with respect to Taxes previously paid.

5.7.4       Corporation has not waived or requested to waive any statute of limitations with respect to the assessment of any Tax or agreed to any extension of time with respect to the assessment of any Tax.

5.7.5       There are no Liens for Taxes (other than for Taxes not yet due and payable) upon any of the Assets of Corporation.

5.7.6       Corporation will not be required to: (i) include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other Law) by reason of a change in accounting method nor does Corporation or any Shareholder or Officer have any knowledge that the IRS (or other Tax authority) has proposed, or is considering, any change in accounting method requiring any adjustment to the income of Corporation for any past, present, or future taxable period; or, (ii) include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law).  Corporation has not entered into any closing agreement under Section 7121 of Code or any corresponding provision of any state, foreign or local income Tax Law.

5.7.7       Corporation has not made, will not make, or become obligated to make, as a result of any transactions contemplated hereby, any “parachute payments” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

5.7.8       There are no elections, consents or agreements with Tax authorities other than those reflected on Tax Returns filed with Tax authorities, copies of which have been provided to the Purchaser prior to the Closing Date.

5.7.9       Corporation: (i) is not a party to any tax sharing, indemnity or similar agreement or arrangement, including any terminated agreement as to which it has any continuing Liability; (ii) has no current or potential contractual obligation to indemnify any other person or entity with respect to Taxes: and, (iii) has no Liability for the Taxes of any Person as a transferee or successor or otherwise.

5.7.10     Corporation is not and has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes.

5.7.11     Corporation has not paid any dividends in the past seven (7) years other than cash dividends.

5.7.12     All transactions between Corporation and any Affiliates or any related person (as defined in Section 267 of the Code) have been consummated on an arms length basis for fair value so as not to give rise to any Tax Liability, under Section 482 of the Code.

5.7.13     Corporation has not participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

5.7.14     Corporation has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code: (i) in the two (2) years prior to the date of this Agreement or, (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

5.7.15     Corporation has properly and timely elected under Code Sections 1362 of the Code and all applicable Treasury regulations promulgated thereunder, and under each analogous or similar provision of state or local Law in each jurisdiction where Corporation is required to file an income or franchise Tax return and is permitted to so elect, to be treated as an “S” corporation for all taxable periods since January 1, 1992.  There has not been any voluntary or involuntary termination or revocation of any such election before the Closing Date and, to the knowledge of any Shareholder or Officer, no Tax authority has challenged or is challenging Corporation’s qualification as an S corporation.  Corporation has complied with all Laws necessary to maintain its election as an S corporation at all times since formation and Corporation will be a valid S corporation within the meaning of Code Sections 1361 (and any comparable provision of state or local Law) up to and including the Closing Date.

5.7.16     Each of the Shareholders is, and has been at all times during the period in which both: (i) the Corporation has been an S corporation within the meaning of Section 1361(a) of the Code; and, (ii) such Shareholder has been a shareholder of the Corporation, a valid shareholder of an S corporation within the meaning of Section 1361(a) of the Code (and any comparable provision of state and local Tax Law in each jurisdiction in which the Corporation is obligated to file income or franchise Tax Returns).

5.7.17     Corporation does not have any potential Liability for any Tax under Section 1374 of the Code (or comparable state or local Law) in connection with the actual sale of the Corporation’s Assets, or a deemed sale of the Corporation’s Assets caused by the Section 338(h)(10) Election. Corporation has not, in the past 10 years: (i) acquired Assets from another corporation in a transaction in which Corporation’s Tax basis for the acquired Assets was determined, in whole or in part, by reference to the Tax basis of the acquired Assets in the hands of the transferor; or, (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

5.8          No Material Adverse Effect.  Since December 31, 2009, there has not been any Material Adverse Effect.

5.9          Assets.  Except as disclosed on Schedule 5.9, Corporation, now, and as of the Closing Date will, own and have good and marketable title to, and is the lawful owner of (without limitation), all Assets used in connection with the Aerial Beauty Supply Business, and all of the Assets reflected in the respective Financial Statements (other than assets leased under any lease set forth in Schedule 5.10.1(a) and assets disposed of in the ordinary course of business consistent with customary past practices and not disposed of in violation of any provision hereof), free and clear of all Liens, other than Permitted Liens. The Assets of the Corporation as of the Closing Date will be, all of the Assets required for the conduct of the Aerial Beauty Supply Business consistent with past practice.  The plants, buildings, structures and material equipment and all other tangible Assets are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use.  There are no facts or conditions affecting any material Asset of the Corporation that could reasonably be expected, individually or in the aggregate, to interfere with the use, occupancy or operation of such Assets.

5.10        Leases.

5.10.1     Schedule 5.10.1(a) lists all of the leases of personal property, including vehicles, to which Corporation is a party or is otherwise bound (including all amendments and modifications thereto), and reflects for each the names of the lessor and lessee, the address of the Store, Warehouse or other location where the personal property is located, and the commencement and expiration dates (including renewal terms, if any).  Schedule 5.10.1(b) lists all of the leases of real property to which Corporation is a party or is otherwise bound (including all amendments and modifications thereto) and reflects each of the names of the lessor and lessee, the address or location of the Store, Warehouse or other item of real property, and the commencement and expiration dates (including renewal terms, if any).

5.10.2     Corporation has delivered to Purchaser true and complete copies of all real property leases and leases of personal property to which Corporation is a party or is otherwise bound (including all amendments and modifications thereto).  Each such lease is, and upon the consummation of the transactions contemplated hereby on the Closing Date as herein provided will be, valid and subsisting and in full force and effect and enforceable in accordance with its terms by Corporation.  Except as described in Schedule 5.4.3, with respect to Corporation’s Deer Park, IL, lease, no such lease relates to a Store, Warehouse or other item or real property that has been closed.  No lease has been assigned or subleased in whole or in part by Corporation to another Person.  Except with respect to transactions contemplated under this Agreement, Corporation and the lessor thereof have performed all of their respective obligations, and there is no default thereof, or event, which with the giving of notice, the passage of time or both, would result in a default on the part of, or acceleration of obligations of, either Corporation or the lessor under any such lease.  Corporation has not assigned, hypothecated, pledged, mortgaged, or encumbered its interest, or any part thereof, as lessee under any such lease.

5.10.3     All personal property leased by Corporation as lessee is in good working condition, ordinary wear and tear excepted, has been maintained as required by and in accordance with the terms of each such lease, and is suitable for the present use thereof.  The current use by Corporation of the Stores, Warehouses, other items of real property, and personal property leased by it does not violate the terms of any lease, any Law, or conflict with any Contract to which Corporation is a party or is otherwise bound.  No proceedings are pending or to the knowledge of any Shareholder or Officer, threatened, for condemnation of all or any part of any Store, Warehouse, or other item of real property leased Corporation.   All real and personal property leases are arms length and have been made in the usual and ordinary course of business consistent with the customary past practices of Corporation.

5.11        Contracts.

5.11.1     Set forth on Schedule 5.11.1 is a list of all Contracts of the Corporation as of the Closing Date.  The parties are in agreement that all Contracts requiring the payment of money in exchange for goods or services, with the payment not exceeding $25,000 or having a term of less than ninety (90) days can be excluded from Schedule 5.11.1 (the “Excluded Contracts”).  The Shareholders and Corporation have delivered true and correct copies of all Contracts, other than the Excluded Contracts, to Purchaser (including all amendments and modifications thereto).  The aggregate value of Excluded Contracts does not exceed $100,000.

5.11.2     All Contracts of the Corporation are arms length and were made in the usual and ordinary course of business consistent, as applicable, with Corporation’s customary past practices.  Corporation and the other parties thereto have performed all of their respective obligations and duties under each Contract and, except with respect to transactions contemplated under this Agreement, there is no default or event, which with the giving of notice, the passage of time or both, would result in a default on the part of, or accelerate any obligation of, Corporation or any such other party under any such Contracts.

5.12        Purchase Orders.  Set forth on Schedule 5.12 is a list of all unfilled purchase orders and commitments of Corporation, for orders over Ten Thousand Dollars ($10,000) as of a specified date within 10 days prior to the Closing Date.  All unfilled purchase orders and commitments of Corporation as of the Closing Date are arms length and have been made in the usual and ordinary course of business consistent with Corporation’s customary past practices and in normal quantities required by the Aerial Beauty Supply Business.  Corporation has previously delivered true and correct copies of all open purchase orders to Purchaser (including all amendments and modifications thereto).

5.13        Customer Orders.  All unfilled customer orders and commitments of Corporation as of the Closing Date are arms length and have been made in the usual and ordinary course of business consistent with Corporation’s customary past practices and at prices reflecting the customary markups of  Corporation.  Corporation has previously delivered true and correct copies of all customer orders to Purchaser (including all amendments and modifications thereto).

5.14        Inventory.  For a period of one (1) year prior to the Closing Date, all of the purchase orders of Corporation for Inventory have been arms length and in the usual and ordinary course of business consistent with Corporation’s customary past practices. The Inventory as of the Closing Date is in normal quantities and saleable in the ordinary course of business consistent with customary past practices by the Aerial Beauty Supply Business; and, except as set forth on Schedule 5.14, is in good clean condition, in currently available packaging, not damaged or obsolete and carried on the Financial Statements at not more than the amount resulting from the method used to calculate the Inventory value under paragraph 4.1.1.

5.15        Permits.  Set forth on Schedule 5.15 hereto is a true and correct list of all Permits possessed or used by Corporation.  Corporation has previously delivered to Purchaser true and complete copies of all Permits possessed or used by Corporation (including all amendments and modifications thereto).  The Permits which are listed on Schedule 5.15 are all that are necessary to conduct the Aerial Beauty Supply Business as presently conducted, and in each case where applicable, to own the Assets owned by Corporation and lease the Assets leased by Corporation.  Corporation is in compliance with all such Permits, and all such Permits are in full force and effect.

5.16        Tangible Assets.  Set forth on Schedule 5.16 are all of the tangible Assets owned by Corporation, having an original acquisition cost of $1,000 or more.

5.17        Legal Proceedings.  Schedule 5.17 sets forth all Legal Proceedings (excluding worker’s compensation proceedings) to which Corporation has been a party during the last three (3) years, to which Corporation is currently a party or which, for equivalent periods, involves any of the Assets used by the Aerial Beauty Supply Business.  Except as set forth in Schedules 5.17, there are no Legal Proceedings pending or, to the knowledge of any Shareholder or Officer, threatened against Corporation, nor does Corporation or any Shareholder know, or have any grounds to know or reason to believe, of any basis for the filing of a Legal Proceeding involving the Corporation or its Assets.  Corporation is not in default with respect to any order, judgment, injunction, decree or consent decree by any Governmental Authority.  No such order, judgment, injunction decree or consent decree is now in effect which pertains to Corporation or any aspect of the Aerial Beauty Supply Business or any of the Assets used therein.  Corporation has made available for review by Purchaser true and complete copies of all documentation prepared or generated in connection with all of the Legal Proceedings disclosable in this paragraph 5.17, including, without limitation, complaints, orders, and briefs.

5.18        Intellectual Property.

5.18.1     Schedule 5.18.1 lists all Intellectual Property owned by the Corporation (the “Owned Intellectual Property”) that is registered or subject to an application for registration or that is otherwise used in the Aerial Beauty Supply Business, other than Trade Secrets.  The Corporation is the exclusive owner of the Owned Intellectual Property set forth in Schedule 5.18.1, free and clear of any Liens other than Permitted Liens.

5.18.2     Schedule 5.18.2 lists all agreements to which the Corporation is a party or by which it is otherwise bound that relate to Intellectual Property, including:  (i) licenses of Intellectual Property to the Corporation by any other Person; (ii) licenses of Intellectual Property to any other Person by the Corporation; (iii) agreements otherwise granting or restricting the right to use Intellectual Property; and, (iv) agreements transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property used or held for use in the Aerial Beauty Supply Business.  Corporation does not use any Software or other Intellectual Property of any third party except pursuant to license arrangements listed on Schedule 5.18.2.

5.18.3     The conduct of the Aerial Beauty Supply Business does not infringe or otherwise conflict with the rights of any Person in respect of any Intellectual Property, and has not done so at any time prior to the Closing Date.  None of the Owned Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Corporation.

5.18.4     Except as set forth in Schedule 5.18.4, the Corporation has taken commercially reasonable actions to ensure full protection of the Owned Intellectual Property under any applicable Law (including making and maintaining in full force and effect filings, registrations and issuances).  Corporation has taken commercially reasonable actions to maintain the secrecy of all confidential Intellectual Property used in the Aerial Beauty Supply Business. Corporation is not using (or permitting the use of) any material Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Owned Intellectual Property.

5.18.5     Neither Corporation nor any Shareholder has received:  (i) any notice or claim of infringement; or (ii) any claim challenging or questioning the validity or effectiveness of any of the Owned Intellectual Property, and neither the Corporation nor any Shareholder know of any basis for any such claim.

5.18.6     The transactions contemplated by this Agreement will in no way alter or impair Corporation’s right to any of the Owned Intellectual Property or the free alienability thereof.

5.19        Employees.  Set forth on Schedule 5.19 hereto is a lists of all hourly and salaried employees of Corporation as of the Closing Date, setting forth as of such date for each his or her title and/or current job description, compensation, a description (individually or collectively) of all fringe benefits of any kind or nature, including all bonus and expense arrangements.

Corporation has complied with all Laws with regard to the treatment of and payment of all such employees (including but expressly not limited to Title VII of the Civil Rights Act, as amended, the Fair Labor Standards Act and state wage and expense calculation and payment statutes).  All compensation and fringe benefits of any kind or nature which predate the Closing Date have been or will be paid prior to such date, or to the extent not paid, will be fully accrued on the Closing Balance Sheet.  Corporation has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification (WARN) Act Pub. L. 100-379, 102 stat. 890 (1988) (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Corporation; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Corporation; and the Corporation has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.  Except as set forth on Schedule 5.19 none of the Corporation’s employees has suffered an “employment loss” (as defined in the WARN Act) during the six (6) months prior to the Closing Date.

5.20        Labor Contracts and Controversies.  Corporation is not a party to any collective bargaining agreement with any labor union or any local or subdivision thereof.  To the knowledge of the Shareholders, there is no current union organizing activity among any of the employees of Corporation nor any union representation petition pending or threatened before the National Labor Relations Board or any similar agency in any state.  There is no controversy to which Corporation is a party pending before any Governmental Authority or pursuant to any internal grievance procedure or threatened, including, without limitation, any unfair labor practice charges involving Corporation.

5.21        Retirement and Benefit Plans; ERISA.

5.21.1     Schedule 5.21.1 lists all the Company Benefit Plans (including a description of any unwritten Company Benefit Plans).  With respect to each such Company Benefit Plan, Shareholders have provided or made available to Purchaser, to the extent applicable: (i) the current plan document, trust agreement, insurance contract and other funding arrangement; (ii) the two most recent actuarial and trust reports; (iii) the two most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar reports filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan, and all schedules thereto; (iv) the most recent IRS determination letter; (v) the current summary plan description; and, (vi) all communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Authority for the current plan year and the two preceding plan years; and, (vii) all amendments and modifications.  The Corporation has not communicated to any current or former employee any intention or commitment to establish, implement, amend or modify any Company Benefit Plan or any other employee or retiree benefit or compensation plan or arrangement.

Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS (or the Corporation is relying upon the opinion or advisory letter issued by the IRS to the underlying plan document sponsor).  All amendments and actions required to bring each Company Benefit Plan into conformity with the applicable provisions of ERISA, the Code, and other applicable Law have been made or taken, except to the extent such amendments or actions are not required by Law to be made or taken until after the Closing Date.  Each Company Benefit Plan has been operated in all material respects in accordance with its terms and applicable Law.  Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code was, as of January 1, 2009, and has remained, in documentary and operational compliance with Section 409A of the Code and the then applicable guidance issued by the Internal Revenue Service thereunder.

5.21.2     Neither the Corporation nor any Related Person has at any time maintained, sponsored, contributed to or been obligated to contribute to an “employee pension plan” (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA, including a “multi-employer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)), or a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c)).

5.21.3     Neither Corporation nor any Related Person has incurred (either directly or indirectly, including as a result of an indemnification obligation) any liability under or pursuant to the penalty, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans, and no event, transaction or condition has occurred or exists that could result in any such liability to Corporation or any Related Person, or, following the Closing Date, Purchaser or any of its Affiliates.  All contributions and premiums required to have been paid by Corporation or any Related Person to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, trust, contract, agreement or applicable Law.

5.21.4     There are no pending or, to the knowledge of any Shareholder or Officer, threatened, Losses by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, that individually or in the aggregate would reasonably be expected to be materially adverse to the Corporation.  The Company Benefit Plans are not presently under audit or examination (nor has written notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority, domestic or foreign, and no matters are pending with respect to a Company Benefit Plan under the IRS’s Employee Plans Compliance Resolution System (EPCRS), or other similar programs.

5.21.5     Corporation has no liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Corporation other than pursuant to the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA or similar applicable Law.

5.21.6     Except as set forth on Schedule 5.21.1, the execution, delivery, and performance of this Agreement by the Corporation and the consummation by the Corporation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Corporation or any increased or accelerated funding obligation with respect to any Company Benefit Plan.  No payment or deemed payment by the Corporation will arise or be made as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement by the Corporation, or the consummation by Corporation of the transactions contemplated by this Agreement, that would not be deductible pursuant to section 280G of the Code.

5.22        Transactions With Related Parties.  Except as set forth on Schedule 5.22 hereto,  no Shareholder, nor any member of the “immediate family” (as such term is defined in Rule 16a-1 of the Exchange Act) of any Shareholder, or beneficiary or trustee of any trust: (i) owns any equity interest, directly or indirectly in, or is an officer or director of, any Person which: (A) is a competitor of Corporation; (B) is a customer or supplier of Corporation; or (C) has any contractual or business relationship whatsoever with Corporation; provided that the foregoing does not apply to the ownership (collectively) by them of not more than two percent (2%) of the outstanding security (or any class thereof) of any corporation or partnership listed on a national securities exchange, the Nasdaq Stock Market or traded over-the-counter; or (ii) has or claims to have any direct or indirect interest in any Asset used or held for use by Corporation.

5.23        Product Warranty.  Corporation has not extended any express warranties and there are no outstanding express warranties on any products sold by Corporation except for those from the manufacturers for which Corporation has no independent liability.

5.24        No Broker.  Except as set forth on Schedule 5.24, this Agreement and the transactions contemplated herein have not and will not be brought about through the action of any broker or finder retained or employed by any of the Shareholders or Corporation who would be entitled to a commission, finder’s fee or similar compensation.  In the event any such compensation is payable to a broker or finder, such compensation shall be paid by, and shall be the sole responsibility of, Shareholders.

5.25        Disclosure.  No representation or warranty by any of the Shareholders or Corporation to Purchaser contained in this Agreement, or any list, Schedule, or Exhibit or other writing furnished to Purchaser pursuant to the provisions of this Agreement or the transactions contemplated hereby, contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary in order to make the statements herein and therein not misleading.

5.26        Insurance.

5.26.1     Schedule 5.26 lists, and Shareholders have made available to Purchaser complete copies of, all insurance policies (including fidelity bonds and other similar instruments) relating to the Corporation, the Assets, the Aerial Beauty Supply Business or the employees, officers or directors of the Corporation.  There is no claim by or with respect to the Corporation pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.  All premiums payable under such policies have been timely paid, and Corporation has otherwise complied fully with the terms and conditions of such policies.  Such policies (or other policies providing substantially similar insurance coverage) have been in effect continuously since at least January 1, 2005 and remain in full force and effect.  The Corporation does not know of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies.

5.26.2      No person other than Corporation and the Shareholders has any right, title or interest in the Life Insurance.  Upon transfer of the Life Insurance to the Shareholders, Corporation shall have no Liabilities with respect to the Life Insurance to any Person.

5.27         Indebtedness.  All Indebtedness outstanding as of September 30, 2010 is described in Schedule 5.27.  Schedule 5.27 sets out in respect of each such liability or obligation, its date, the other party or parties, principal repayment terms and all other material items.  The Shareholders have delivered to Purchaser true and complete copies of all instruments, notes, drafts, and any other document of any kind or description evidencing all of the Indebtedness (including all amendments and modifications thereto).

5.28         Capitalization.

5.28.1      The authorized capital stock of the Corporation consists of 56,000 Class A voting shares and 112,000 Class B non-voting common shares of which 34,882 shares of common stock, par value $1.00 per share, are issued and outstanding.  Of that number, 17,875 have voting rights and 17,007 are non-voting.  The Shares have been duly authorized and validly issued and are fully paid and nonassessable.  Shareholders own the Shares, beneficially and of record, free and clear of any Lien.  Upon delivery of and payment for the Shares at the Closing, Purchaser shall acquire good and valid title to all of the Shares, the Corporation and the Aerial Beauty Supply Business free and clear of any Lien, except as disclosed in Schedule 5.28.1.

5.28.2      Except as set forth in Schedule 5.28.2 (and therein setting forth the ownership numbers and percentage ownership of the Shares, and disclosing whether such Shares are voting or nonvoting), there are no outstanding: (i) Corporation Securities; (ii) any options or other rights or agreements, commitments or understandings of any kind to acquire from any Shareholder, any Shares; (iii) voting trusts, proxies or other similar agreements or understandings to which the Corporation is a party or by which the Corporation is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Corporation; or, (iv) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in the Corporation.  There are no outstanding obligations of the Corporation to repurchase, redeem or otherwise acquire any Corporation Securities.

5.29         Accounts Receivable.  All accounts, notes receivable and other receivables (other than receivables collected since August 31, 2010) reflected on the Unaudited Financial Statement are, and all accounts and notes receivable arising from or otherwise relating to the business of the Corporation as of the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded on the Financial Statements.  All accounts, notes receivable and other receivables arising out of or relating to the business of the Corporation have been included in the Financial Statements, and all accounts, notes receivable and other receivables arising out of or relating to the Aerial Beauty Supply Business as of the Closing Date will be included in the Closing Balance Sheet, in accordance with GAAP.

5.30         Bank Accounts.  Schedule 5.30 sets forth the names and locations of each bank, brokerage firm or other financial institution at which Corporation has an account (giving account numbers) or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, and the names of all persons, if any, holding powers of attorney or comparable delegation of authority from Corporation.

5.31         Claims Against Officers and Directors.  There are no pending or, to the knowledge of any Shareholder or Officer, threatened, claims against any director, officer, employee or agent of Corporation which could give rise to any claim (whether through indemnification, contribution or otherwise) against Corporation.

5.32         Recorded Sales Consistent With Manufacturers’ Directions.  All sales data whether provided in the Financial Statements of Corporation or otherwise are based upon sales conducted substantially in accordance with manufacturers’ rules and regulations for sales of merchandise established by the respective manufacturers (so as not to be deemed a material breach), and does not contain any recorded sales resulting from Diversion.

5.33         Intercompany Accounts; Transactions With Affiliates.

5.33.1      Schedule 5.33.1 lists all balances as of June 30, 2010 between Shareholders or any of their Affiliates, on the one hand, and the Corporation on the other hand.  Since the June 30, 2010 there has not been any accrual of liability by the Corporation to any Shareholder or any of their Affiliates or other transactions between the Corporation and the Shareholders or any of their Affiliates, except, with respect to the period prior to the date of this Agreement, in the ordinary course of business of the Corporation consistent with past practice, and thereafter, as provided in Schedule 5.33.1.

5.33.2      Schedule 5.33.2 lists all agreements, arrangements and other commitments or transactions to or by which the Corporation, on the one hand, and any Shareholder or any of their  Affiliates, on the other hand, are or have been a party or otherwise bound or affected and that: (i) were entered into since three years ago; (ii) are currently pending or in effect; or, (iii) involve continuing Liabilities or obligations to the Corporation (each, an “Affiliate Transaction”).  Except as expressly indicated on Schedule 5.33.2, each Affiliate Transaction was on terms and conditions no more favorable to the Corporation or the other party than as would have been obtainable by them at the time in a comparable arm’s-length transaction with a third party.  Except as disclosed in Schedule 5.33.2, no stockholder, officer, director or employee of the Corporation, or any family member, relative or Affiliate of any such stockholder, officer, director or employee: (i) owns, directly or indirectly, any interest in: (A) any Asset of Corporation; or (B) any Person that is a supplier, customer or competitor of the Corporation; (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Corporation; (iii) is a debtor or creditor of the Corporation.  For purposes of this paragraph 5.33.2, and without limitation, Affiliates of the Shareholders shall be deemed to include: (i) any Person directly or indirectly beneficially owning or controlling 5% or more of the outstanding voting securities of Shareholder or any of their Affiliates; (ii) any Person 5% or more of whose outstanding voting securities are directly or indirectly beneficially owned or controlled by a Shareholder or any of their Affiliates; or, (iii) any current or former director or officer of Shareholders or any of their Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer.

5.34         Owned Real Property.  Schedule 5.34 contains a true, correct and complete list of each parcel of Real Property.  Corporation has good and marketable fee simple title to the Real Property, free and clear of all Liens, other than Permitted Liens.  Except as expressly set forth on Schedule 5.34, all Permits required for the occupancy, management, use and operation (as appropriate) of the Real Property as presently being used have been obtained and are in full force and effect and no Shareholder or Corporation has received any written notices of violations in connection with such items.  All buildings, plants and structures owned or used by the Corporation in connection with the Real Property: (i) lie wholly within the boundaries of the Real Property and do not encroach upon the property of any other Person; and (ii) are, as currently used by the Corporation, in compliance with all applicable zoning Laws.  Corporation and the other parties thereto have performed all of their respective obligations and duties under each Lien which may affect the Real Property or any portion thereof and there is no default or event, which with the giving of notice, the passage of time or both, would result in a default on the part of, or accelerate any obligation of, Corporation or any such other party under any such Lien.  There are no condemnation proceedings or agreements or Contracts in lieu thereof relating to the Real Property that are pending or threatened.  Neither any Shareholder or Officer nor the Corporation has received any written notice that any portion of the Real Property is to be condemned, requisitioned or otherwise taken in whole or in part by any Governmental Authority.  Neither any Shareholder or Officer nor the Corporation has received any written notice of any such public improvements or special assessments that may adversely affect any of the Real Property.  Neither any Shareholder nor Corporation owns or holds, or is obligated under, or a party to any option, right of first refusal, or other contractual right to purchase, sell, lease or dispose of the Real Property or any portion thereof or interest therein.

6.

Representations and Warranties of Purchaser

In order to induce the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereunder, Purchaser represents and warrants to the Shareholders that the following statements are true and correct as of the Closing Date:

6.1           Organization, Power and Authority.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser is a wholly-owned indirect subsidiary of Sally Beauty Holdings, Inc., a Delaware corporation, and Purchaser is a disregarded entity for federal and state income tax purposes. Purchaser has full power and authority to own or lease its Assets and to carry on its business as now conducted by it, and to enter into the Transaction Documents and perform its obligations thereunder.

6.2           Authority and Binding Obligations.  The execution and delivery of this Agreement and the other Transaction Documents required to be executed by Purchaser, and the performance by Purchaser of its respective obligations hereunder, have been duly authorized by all required managers, members and other company approvals.  The execution and delivery of this Agreement and the other Transaction Documents required to be executed by Purchaser, and the performance by Purchaser of its obligations hereunder and thereunder, do not:  (i) violate or conflict with any provisions of the Organizational Documents of Purchaser or of any Law which is applicable to, binding upon or enforceable against Purchaser or its Assets; (ii) constitute or result in any breach of any of the terms, provisions, conditions of, or constitute a default under, or an event which, with notice or lapse of time or both, would constitute a default under any material Contract to which Purchaser is a party, or by which it or its Assets may be bound; or, (iii) require the consent or approval of any Governmental Authority or other Person.  The Transaction Documents have been duly executed and delivered by Purchaser and are legal, valid and binding obligations of each of Purchaser, enforceable in accordance with their respective terms.

6.3           No Broker.  This Agreement and the transactions contemplated herein have not and will not be brought about through the action of any broker or finder retained or engaged by Purchaser who is entitled to a commission, finder’s fee or similar compensation.  In the event any such compensation is payable to a broker or finder retained or engaged by Purchaser, such compensation shall be paid by, and shall be the sole responsibility of, the Purchaser.

7.

Covenants and Agreements

7.1           Consents to Assignment.  Ryan Hmielewski shall use his commercially reasonable best efforts to assist Purchaser as Purchaser may reasonably require after Closing in procuring consents to where necessary to assure the uninterrupted continuation of Store Leases, the Lincoln, Nebraska Warehouse lease and Contracts.

7.2           Restrictive Covenant.  As a material inducement to Purchaser to enter into and perform its obligations under this Agreement, Ryan Hmielewski and Laura Hmielewski (the “Hmielewskis”) agree, jointly and severally, as follows:

7.2.1        For a period of five (5) years after the Closing Date, the Hmielewskis shall not, directly or indirectly, alone or in conjunction with any other corporation, firm, partnership, person, venture or other entity, own (except as a holder of an aggregate of not more than two percent (2%) of the outstanding stock of a corporation or partnership whose stock or partnership interests are listed on national securities exchange, the Nasdaq Stock Market or traded over-the-counter), manage, operate, join, control, work for, permit the use of his/her name by, or consult with any Person that is engaged in a Beauty Supply Business, or otherwise engage in a Beauty Supply Business,  anywhere within the territory presently operated by Corporation as part of the Aerial Beauty Supply Business (including but not limited to the areas, as of the Closing Date, in which the Corporation has distribution rights from manufacturers, and the general market areas served through the Stores and by its outside salespeople, hereafter collectively referred to as the “Territory”).  This “Territory” is well known to the Hmielewskis, but if the scope of the Territory is not clear to either Hmielewski who is subject to the restrictions in this paragraph, then that Hmielewski shall have the duty to get clarification on the scope of the Territory covered from Purchaser before engaging in any behavior that might violate the restrictions in this paragraph.

7.2.2        For a period of one (1) year after the termination from employment from Corporation or its successors, neither of the Hmielewskis shall, as an employee, consultant, contractor, officer, owner, director, or otherwise, participate in, provide, supervise, manage or control activities or services on behalf of a Person engaged in a Beauty Supply Business within the Territory that are the same as or similar in function or purpose to the services that such individual provided to the Corporation or the Aerial Beauty Supply Business in the two year period preceding the termination of that individual’s employment (the “Look Back Period”).  This paragraph is not intended to prohibit: (i) employment with an independently operated subsidiary, division, or unit of a diversified corporation so long as the independently operated business unit at issue is truly independent and does not compete in any way with the Corporation (or its successor); or (ii) a passive and non-controlling ownership of less than 2% of a corporation or partnership whose stock or partnership interests are listed on national securities exchange, the Nasdaq Stock Market or traded over-the-counter). This paragraph 7.2.2 supplements, and does not replace, shorten, or diminish in any way the restrictions in paragraph 7.2.1.

7.2.3        The covenants contained in paragraphs 7.2.1 and 7.2.2 above shall be deemed to be a series of separate and severable covenants, one for each relevant county of each state located in the Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms with the covenants contained in paragraph 7.2.1.  If, in any judicial proceeding, a court should refuse to enforce all of the separate covenants deemed included in paragraph 7.2.1 because taken together they cover too extensive a geographic area, then it is intended that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceedings shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

7.2.4        The covenants contained in paragraph 7.2.1 and 7.2.2 above shall be deemed to be a series of separate and severable covenants, one for each successive month during the terms of said covenants.  If, in any judicial proceeding, a court should refuse to enforce all of the separate covenants because taken together they cover too long a period of time, then the last of such covenants in time which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

7.2.5        Any and all Proprietary Information which either Hmielewski heretofore obtained or may hereafter obtain with respect to the conduct and details of any portion of the Aerial Beauty Supply Business or a Beauty Supply Business as conducted by Purchaser, Corporation, any Affiliate thereof, or their successors, shall be held inviolate and shall not be revealed to any competitor of Corporation or Purchaser or any other Person.  Neither Hmielewski shall make any use of such knowledge or Proprietary Information, except for and on behalf of Purchaser, Corporation or an Affiliate thereof, or their successors.  “Proprietary Information” shall mean knowledge and information, relating to Corporation, or any portion of Aerial Beauty Supply Business or a Beauty Supply Business as conducted by Purchaser, Corporation, any Affiliate thereof or their successors, which: (i) is not generally available to the public; (ii) gives or may give any competitive advantage to Corporation, Purchaser, any Affiliate thereof or their successors with respect to the operation of any Beauty Supply Business; or (iii) if disclosed, could give any advantage to a competitor of Corporation, Purchaser, any Affiliate thereof or their successors, or could otherwise be deleterious to Corporation’s or Purchaser’s ownership or operation of a Beauty Supply Business.

7.2.6        For a period of three (3) years following the Closing, and also a period of one (1)  year after the date of their respective terminations from the Corporation or its successor, the Hmielewskis will not directly or indirectly, request, induce, influence or solicit any employee, customer, or supplier of Purchaser, Corporation or any Affiliate thereof (including, without limitation, any employee of Corporation who is hired as an employee by Purchaser) to terminate his, her or its employment or business relationship with Purchaser, Corporation or the Affiliate thereof.

7.2.7        The parties recognize that the goodwill and going business value of  the Corporation being purchased and acquired by Purchaser are very closely related to the special, unique and extraordinary knowledge and skill by each Hmielewski and that the consummation by Purchaser of this Agreement will be in reliance upon the unconditional assurance of each Hmielewski, as applicable, that they will fully comply with the terms of this Agreement, particularly, but not limited to, such terms as relate to their covenants and undertakings not to engage in competition or to divulge information.  Further, the period of protection of Purchaser against the competition of each Hmielewski, as applicable, and the geographical area within which such protection is essential has been agreed by the parties to be reasonable and necessary.  Therefore, if either Hmielewski shall at any time breach or in any manner violate any such covenant, then Purchaser, in addition to, but not in substitution for, any and all other relief to which Purchaser may be entitled either at law or in equity, shall be entitled to equitable relief against the Hmielewski by way of injunction to restrain the Hmielewski from such breach and to compel compliance by the Hmielewski with its obligations hereunder.  Each Hmielewski does hereby waive any requirement that Purchaser or Corporation prove: (i) that such breach will cause irreparable injury; or, (ii) that there is no adequate remedy at law.

7.2.8        In the event that a court of competent jurisdiction determines that either of the Hmielewskis has breached this paragraph 7.2, the Hmielewskis shall pay to Purchaser the attorneys’ fees and costs incurred by Purchaser in seeking relief or damages from such breach.

7.2.9        In the event that a court of competent jurisdiction shall refuse to enforce the provisions of the restrictive covenants set forth in paragraphs 7.2.1 and 7.2.2 of this Agreement because it deems the length of time or the geographical area to be excessive or unreasonable, then the time period or the geographical area, or both, shall be deemed to be amended to conform to such time period and geographical area as such court shall determine to be reasonable and not excessive.

7.3           Resignations.  Each Shareholder and Corporation shall assure that all officers designated by the Purchaser, all members of the Board of Directors of Corporation, and family members previously designated by Purchaser shall have resigned effective on the Closing Date.

7.4           Store Cash.            Any other provision of the Transaction Documents notwithstanding, the Stores will be left with no less that $200 apiece petty cash upon Closing.

7.5           Life Insurance.  The Life Insurance and the Jaeger Deferred Compensation Agreement were transferred out of Corporation on September 30, 2010.  The parties agree to treat the transfer of the Life Insurance prior to the Closing for all tax purposes as a distribution of the Life Insurance to the Shareholders in proportion to their ownership of stock in Corporation.

7.6           Post-Closing Access.  The parties hereto acknowledge that following Closing, the Shareholders may need access to information or documents in the control or possession of Purchaser, Corporation, or its successor, for the purposes of concluding or addressing the transactions contemplated herein, audits, Tax Returns, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims.  Accordingly,

Purchaser agrees that for a period of three (3) years after Closing, it will make, or cause the Corporation or its successor to make, reasonably available to the Shareholders, or their agents, independent auditors, counsel, and/or governmental agencies, upon written request and at the expense of the requesting Shareholder, such documents and information as may be available for periods prior and subsequent to Closing to the extent necessary to facilitate concluding or addressing the transactions herein contemplated, audits, Tax Returns, compliance with governmental requirements and regulations, and the prosecution or defense of claims.  All information shall remain subject to the restrictions in paragraph 7.2.5.

7.7           Potential Repayment of Salewsky Amount.  In the event that Charles S. Salewsky Jr. continuously remains an employee of Corporation, Purchaser or an Affiliate of Purchaser for the fifteen (15) months following the Closing Date and during such period is not entitled to receive any portion of the Salewsky Amount, Shareholders shall receive (within 10 days after expiration of such fifteen month period) an additional payment of the Salewsky Amount in the proportions set forth on Schedule 3.2.1.

8.

Conditions Precedent to Obligations of Corporation and the Shareholders

All of the obligations of each Shareholder and Corporation to consummate the transactions described herein shall be subject to the following conditions precedent (all or any of which may be waived in writing, in whole or in part, by the Shareholders and the Corporation) having been fulfilled on or before the Closing Date:

8.1           [Intentionally Omitted]

8.2           Escrow Agreement.  Purchaser shall have duly executed and delivered the Escrow Agreement, and the Regular Escrow.

8.3           Governmental Consents.  All governmental consents necessary for the acquisition of the Shares and the consummation of the transactions described herein shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

8.4           Performance.  Purchaser shall have complied with and performed all covenants and obligations required by this Agreement to be complied with or performed by it on or prior to the Closing Date.

8.5           [Intentionally omitted]

8.6           Litigation.  No claim, proceeding, investigation, or other Legal Proceeding, either administrative or judicial, shall on the Closing Date be threatened or pending against Purchaser, Corporation, the Aerial Beauty Supply Business, or any Shareholder, which, in the opinion of counsel for Corporation, presents a reasonable possibility that: (i) any of the transactions contemplated by this Agreement would be enjoined or prevented; (ii) the ability or right of the Purchaser to acquire, retain or use in the same manner the operations of the Aerial Beauty Supply Business without additional costs would be affected; or (iii) any third party may obtain damages from either Corporation or the Purchaser or its Affiliates, in regards to the consummation of the transactions contemplated by this Agreement.

8.7           No Violation of Law.  At the Closing Date, there shall exist no violation of any Law which adversely affects Purchaser or its Affiliates.

8.8           Secretary’s Certificate.  Shareholders shall have received a certificate from the Secretary of Purchaser in form reasonably satisfactory to counsel to Shareholders: (i) certifying the resolutions from each of the managers and members of Purchaser approving this Agreement and the other Transaction Documents; and, (ii) certifying a copy of the current Organizational Documents of Purchaser.  The foregoing certificate shall also certify that the attached resolutions and Organizational Documents have not been rescinded, revoked, modified, or otherwise affected, and remain in full force and effect.

8.9           Closing Payment.  Purchaser shall have delivered to the Shareholders the Closing Payment in the amount set forth in paragraph 3.2.1.

9.

Conditions Precedent to Obligations of Purchaser

All of the obligations of Purchaser to consummate the transactions described herein shall be subject to the following conditions precedent (all or any of which may be waived in writing in whole or in part by Purchaser) having been fulfilled on or before the Closing Date:

9.1           [Intentionally omitted]

9.2           [Intentionally Omitted]

9.3           Certified Charters and Good Standing Certificates.  Certified copies of the Certificate of Incorporation (and all amendments thereto) for Corporation and good standing certificates for the Corporation from the Secretaries of State of Wisconsin, Illinois, Minnesota, New Mexico, Ohio, North Dakota, South Dakota, Nebraska, Iowa, Kansas, Missouri, Colorado and Michigan, dated within 15 days of the Closing Date.

9.4           Consents.  Purchaser shall have received the consents and filings as set forth on Schedule 3.3.2, as of the Closing Date, without any required payment, penalty, or loss of benefit by Purchaser or Corporation.

9.5           Escrow Agreement.  The Shareholders shall all have duly executed and delivered the Escrow Agreement.

9.6           Governmental Consents.  All governmental consents necessary for the acquisition of the Shares and the consummation of the transactions described herein shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

9.7           Lien Search Reports.  Prior to or on the Closing Date, the Shareholders shall have delivered to Purchaser a lien search report from the Wisconsin Department of Financial

Institutions showing no financing statements or Lien claims of record affecting the Corporation or any assets of the Corporation, except for any Permitted Lien or Lien claims expressly set forth on Schedule 9.7 hereto.

9.8           Litigation.  No claim, proceeding, investigation, or other Legal Proceeding, either administrative or judicial, shall on the Closing Date be threatened or pending against Purchaser, Corporation, the Aerial Beauty Supply Business, or any Shareholder, which, in the opinion of counsel for Purchaser, presents a reasonable possibility that: (i) any of the transactions contemplated by this Agreement would be enjoined or prevented; (ii) the right of the Purchaser to acquire, retain or use in the same manner the operations of the Aerial Beauty Supply Business without additional costs would be affected; or (iii) any third party may obtain damages from either Corporation or the Purchaser or its Affiliates, in regards to the consummation of the transactions contemplated by this Agreement.

9.9           Negotiation of Consulting Agreement and Employment Agreements Amendment.   (i) A duly executed consulting agreement with Mark Konrad in the form of Exhibit A; and (ii) an amendment to the November 30, 2008 Employment Agreement  of Charles S. Salewsky Jr., in the form of Exhibit B, shall have been delivered.

9.10         No Violation of Law.  At the Closing Date, there shall exist no violation of any Law which adversely affects Corporation or Aerial Beauty Supply Businesses or any portion of any of the foregoing.

9.11         Opinion of Counsel.  There shall have been delivered to Purchaser an opinion of Godfrey & Kahn, counsel for the Shareholders and Corporation, dated the Closing Date, in the form attached hereto as Exhibit G.

9.12         Performance.  Each Shareholder and Corporation shall have complied with and performed all covenants and obligations required by this Agreement to be complied with or performed by them or either of them on or prior to the Closing Date.

9.13         [Intentionally omitted]

9.14         Resignations; Releases.  Purchaser shall have received: (i) a resignation letter of each officer of the Corporation designated by Purchaser, each member of the Board of Directors of Corporation and each Hmielewski family member designated by Purchaser, effective in each case on the Closing Date; (ii) a waiver and release of all claims in the form of Exhibit H, duly executed and delivered by each Shareholder; and, (iii) , a resignation and waiver and release of all claims in the form of Exhibit J, duly executed and delivered by Mark Konrad, Scott Hmielewski, Kristin Kolaszewski and Jeffrey Hmielewski.

9.15         Secretary Certificate.  Purchaser shall have received a certificate from the Secretary of the Corporation in form reasonably satisfactory to counsel to Purchaser: (i) certifying the resolutions from each of the Board of Directors and Shareholders of Corporation approving this Agreement and the other Transaction Documents; and, (ii) certifying a copy of the current Organizational Documents of Corporation.  The foregoing certificate shall also certify that the attached resolutions and Organizational Documents have not been rescinded, revoked, modified, or otherwise affected, and remain in full force and effect.

9.16         Share Certificates.  Shareholders shall have tendered to the Purchaser certificates evidencing all of the Shares, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers, with all signatures guaranteed.

9.17         Noncompete Agreements.  Purchaser shall have received from Jeffrey Hmielewski, Scott Hmielewski and Kristin Kolaszewski executed noncompete agreements in the form of Exhibit I.

9.18         Section 338(h)(10) Election.  Purchaser shall have received from all of the Shareholders and the Corporation executed copies of all forms for the Section 338(h)(10) Election contemplated by paragraph 15.1.

10.

Indemnification

10.1         Indemnification by the Shareholders.  Notwithstanding any investigation by or knowledge of Purchaser, each of the Shareholders hereby, jointly and severally, agree to defend, indemnify and hold Purchaser and its Affiliates (including Corporation) harmless from and against any and all losses, Liabilities, damages (including special, incidental or consequential), obligations, judgments, damage, diminution in value, actions, demands, suits, proceedings, claims, penalties, interest, costs and expenses (including reasonable attorneys’ fees and other expenses relating thereto which will be reimbursed as incurred by Purchaser) (collectively, “Losses”), arising out of or in connection with any of the following (hereafter collectively, “Claims”):  (i) any breach of any representation or warranty made by Corporation or any Shareholder in this Agreement or in any other Transaction Document; (ii) any breach of covenant, agreement or undertaking of any Shareholder in this Agreement or in any other document or instrument attached hereto or delivered by Corporation or any Shareholder in connection with this Agreement; (iii) any Legal Proceeding to the extent that said Legal Proceeding relates to matters occurring prior to the Closing and proves not to be fully reserved on the Closing Balance Sheet and not included in the calculation of Closing Combined Net Assets; (iv) any and all Environmental Matters to the extent that said such Environmental Matters relate to matters occurring prior to the Closing and prove not to be fully reserved on the Closing Balance Sheet and not included in the calculation of Closing Combined Net Assets; (v) any Liabilities or other Losses of any kind or nature arising out of or in connection with the operation of Corporation or the Aerial Beauty Supply Business prior to Closing to the extent not reserved on the Closing Balance Sheet and not included in the calculation of Closing Combined Net Assets; (vi) all Taxes (or the non-payment thereof) of the Corporation for any Pre-Closing Tax Period; (vii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Corporation (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar Law; (viii) any and all Taxes of any Person (other than the Corporation) imposed on the Corporation as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, in each case, with respect to clauses (vii) and (viii) to the extent not accrued for in the Closing Balance Sheet (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and not taken into account in any adjustment to Purchase Price pursuant to paragraph 4.1; and, (ix) all Transfer Taxes.

10.2         [Intentionally omitted]

10.3         Indemnification by Purchaser.  Notwithstanding any investigation by or knowledge of the Shareholders, Purchaser hereby agrees to defend, indemnify and hold harmless any Shareholder and its Affiliates from and against any and all losses, Liabilities, damages (including special, incidental and consequential), obligations, judgments, damage, diminution in value, actions, demands, suits, proceedings, claims, penalties, interest, costs and expenses (including reasonable attorneys’ fees and other expenses relating thereto which will be reimbursed as incurred by Shareholders) (hereafter collectively “Shareholder Losses”) arising out of or in connection with any: (i) breach of representation or warranty made by Purchaser in this Agreement, or in any other document or instrument attached hereto or delivered by Purchaser in connection with this Agreement; or (ii) breach of covenant, agreement or undertaking of Purchaser in this Agreement or in any other document or instrument attached hereto or delivered by Purchaser in connection with this Agreement.

10.4         Survival.  All of the respective representations and warranties contained in this Agreement or in any other document or instrument delivered by or on behalf of any party hereunder or pursuant hereto, shall survive the Closing Date for a period of three (3) years.  Notwithstanding the foregoing:   (i) those representations and warranties made in paragraphs 5.3, 5.7, 5.19 and 5.21 shall survive the Closing Date until the expiration of the relevant statute of limitations period plus ninety (90) days; and, (ii) those representations and warranties made in paragraphs 5.1, 5.2, 5.24, 5.26.2, 5.28, 6.1, 6.2 and 6.3, and all covenants and agreements shall survive the Closing Date indefinitely.

10.5         Limitation on Indemnification.

10.5.1      Except as otherwise set forth in this Agreement, Shareholders shall be obligated to indemnify the Purchaser and its Affiliates under paragraph 10.1(i) and 10.1(v) only when the aggregate of all Claims suffered or incurred by the Purchaser and its Affiliates as to which a right of indemnification is provided under paragraphs 10.1(i) and 10.1(v) exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Threshold Amount”). After the aggregate of all such Losses suffered or incurred by Purchaser and its Affiliates exceeds the Threshold Amount, the Shareholders shall be obligated to indemnify the Purchaser and its Affiliates for such Claims only in excess of the Threshold Amount.  The aggregate liability of the Shareholders generally (subject to the exceptions otherwise found in this Agreement) under paragraph 10.1(i) shall not exceed Forty Million Dollars ($40,000,000) (the “Maximum Amount”).  Provided, however, neither the Threshold Amount nor the Maximum Amount shall be applicable to, nor factored into any Claim for indemnification: (i) under paragraph 10.1(i) in connection with a breach of any of paragraphs 5.1, 5.2, 5.3 (excepting 5.3.1 to which the Threshold Amount shall apply), 5.7, 5.19, 5.21, 5.24, 5.26.2, or 5.28; or (ii) under any paragraph of 10.1(ii) through (ix); excepting the Threshold Amount shall be factored into any Claim for indemnification under paragraph10.1(v).  All amounts required to be paid by Shareholders under paragraph 10.1 shall be paid out of the Regular Escrow, unless the funds in the Regular Escrow are insufficient, in which case, the balance shall be paid by Shareholders.

10.5.2      The indemnification rights of the parties hereto for Claims resulting from a breach of representations and warranties contained in this Agreement under this Article 10 are subject to the condition that the Indemnifying Party shall have received written notice of the

Claims for which indemnity is sought (the “Claim Notice”) within thirty-six (36) months after the Closing Date; provided, however, that, the indemnification rights of Purchaser for Claims resulting from a breach of the representations and warranties made by the Shareholders in paragraphs 5.3, 5.7, 5.19, and 5.21 are subject to the condition that the Shareholders shall have received a Claim Notice within ninety (90) days after the expiration of the statute of  limitations related to the existence of such Claim under applicable Laws; and provided further that Claims resulting from a breach of the representations and warranties made in paragraph 5.1, 5.2, 5.24, 5.26.2, 5.28, 6.1, 6.2 and 6.3 shall survive indefinitely.

10.5.3      For purposes of determining whether a party has breached any representation or warranty in this Agreement and for calculating the Threshold Amount, any qualification or limitation of a representation or warranty by reference to materiality of matters stated therein or as to matters having or not having a “Material Adverse Effect”, or words of similar effect, shall be disregarded.

10.6         No Corporation Liability to Shareholders.  For the avoidance of doubt, all of the representations, warranties, covenants and agreements of the Corporation in the Transaction Documents are made for the sole benefit of the Purchaser, and the Corporation shall have no Liability to any Shareholder in connection with the Transaction Documents.

10.7         Exclusive Remedy.  Purchaser and Shareholders acknowledge and agree that the foregoing indemnification provisions in this Article 10 shall be the sole and exclusive remedy of Purchaser and Shareholders with respect to the transactions contemplated by this Agreement.  However, notwithstanding any provision of this Agreement to the contrary, the limitations described in Article 10 shall only apply to Claims under paragraph 10.1(i) and shall not apply to Claims for fraud or intentional misstatement or Claims for indemnification under any of paragraph 10.1(ii) through (ix), excepting the Threshold Amount shall be factored into any Claim for indemnification under paragraph 10.1(v).

10.8         Procedure Relative to Indemnification.

10.8.1      In the event that any party hereto shall claim that it is entitled to be indemnified pursuant to the terms of this Article 10, such party (the “Claiming Party”) shall promptly provide a Claim Notice to the party or parties against which the claim is made (the “Indemnifying Party”) promptly after the Claiming Party receives notice of any action, Legal Proceeding, demand or assessment or otherwise has received notice of any claim of a third party (a “Third Party Claim”) that may reasonably be expected to result in a claim for indemnification by the Claiming Party against the Indemnifying Party, but in no event shall such Claim Notice be delivered later than 30 days after the Claiming Party receives notice of such claim, or later than 15 business days after being served with any summons, complaint or similar legal process.  The Claim Notice shall specify the breach of representation, warranty, agreement or covenant claimed by the Claiming Party and the Losses or Shareholder Losses, as the case may be, incurred by, or imposed upon, the Claiming Party on account thereof.  If such Losses or Shareholder Losses, as the case may be, are liquidated in amount, the Claim Notice shall so state and such amount shall be deemed the amount of the claim of the Claiming Party.  If the amount is not liquidated, the Claim Notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof except to the extent that the amount of such claim (or any portion thereof) is liquidated and the claim (or any portion thereof) is finally determined.  Any Claim Notice received by an Indemnifying Party after the time periods set forth in this paragraph shall remain effective to the extent that the Indemnifying Party is not materially prejudiced by any delay.

10.8.2      The following provisions shall apply to claims of the Claiming Party which are based upon a Third Party Claim:

(i)            The Indemnifying Party shall, except as set forth in paragraph 10.8.2(ii)  have the obligation, upon receipt of the Claim Notice and at its expense, to defend such Third Party Claim in its own name and/or, if necessary, in the name of the Claiming Party, with counsel of its choice (but with the advice and consent of the Claiming Party, which shall not be unreasonably withheld or delayed) ; provided, however, that if the Third Party Claim involves a matter solely of concern to the Claiming Party in addition to the claim for which indemnification under this Article 10 is being sought, such matter of sole concern shall be within the sole responsibility of the Claiming Party and its counsel.  The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of the Claiming Party, and the Claiming Party shall have the right, at the Claiming Party’s expense, to participate in the defense.  The Indemnifying Party shall have the right to settle and compromise such claim only with the consent of the Claiming Party (which consent shall not be unreasonably withheld or delayed) unless the following shall apply: (A) there is no finding or admission of any violation of any Law or any violation of the rights of any Person and no affect on any other claims that may be made against the Claiming Party; and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.  If the Claiming Party fails to consent to any settlement or compromise offer, the Indemnifying Party may continue to contest such claim and, in such event, the maximum liability of the Indemnifying Party for such claim, including all costs and expenses described in paragraph 10.8.4, below, will not exceed such settlement or compromise offer.

(ii)           The Indemnifying Party  shall also have the right within 30 days from receipt of the Claim Notice to notify the Claiming Party that the Indemnifying Party disputes the merits of the Third Party Claim and/or that the Third Party Claim is the subject of indemnification hereunder.  Such dispute shall not affect the Indemnifying Party’s obligation to  defend the Third Party Claim under subsection (i), above, however, Indemnifying Party reserves the right to bring a separate legal action at any time seeking a declaration that Indemnifying Party is not obligated to defend against and/or provide indemnification for, the Third Party Claim at issue

(iii)          In the event the Indemnifying Party does not defend the Third Party Claim, then the Claiming Party shall have the right to conduct a defense against such Third Party Claim and shall have the right to settle and compromise such Third Party Claim if it acts reasonably and in good faith upon 5 days’ notice to, but without having to first obtain the consent of, the Indemnifying Party.  For purposes of clarity and not as a limitation, nothing herein shall limit the extent or timing of the payment of reasonable attorneys’ fees and other expenses relating to conducting a defense as otherwise set forth in this Article 10.

10.8.3      Upon receipt of a Claim Notice that does not involve a Third Party Claim, the Indemnifying Party shall have 30 days from the receipt of such Claim Notice to notify the Claiming Party that the Indemnifying Party disputes such claim.   Any such Claim Notice

received by an Indemnifying Party after the time periods set forth in this paragraph shall remain effective to the extent that the Indemnifying Party is not materially prejudiced by any delay. The Claiming Party shall have 30 days to respond in a written statement to the objection of the Indemnifying Party.  If after such 30-day period there remains a dispute as to any such claim, then the Claiming Party and the Indemnifying Party shall attempt in good faith for a period not to exceed 30 additional days to agree upon the rights of the respective parties with respect to such claim.  If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Purchaser and the Shareholders’ Representative.  If the parties do not agree within such additional 30-day period, then the Claiming Party may pursue any and all other remedies available to it hereunder.

10.8.4      Subject to any other remedy provisions set forth in this Agreement, once the amount of any claim (or any portion thereof) under this Article 10 is liquidated and the claim (or any portion thereof) is finally determined, the Claiming Party shall be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Article 10 and, in the event it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such claim (or any portion thereof), the Indemnifying Party agrees to pay reasonable attorneys’ fees and other expenses relating thereto which may be incurred by the Claiming Party in attempting to enforce indemnification under this Article 10, whether the same shall be enforced by suit or otherwise which the Indemnifying Party and the Claiming Party agree are due to the Claiming Party or which a court finally determines are due to the Claiming Party.  In the event it is finally determined, or the Claiming Party agrees, that the Indemnifying Party is not obligated to indemnify the Claiming Party for such claim (or relevant portion thereof), the Claiming Party agrees to pay reasonable attorneys’ fees and other expenses related thereto, which may have been incurred by the Indemnifying Party in defending and/or disputing the claim (or relevant portion thereof) for indemnification by the Claiming Party under this Article 10.  Any internal costs incurred by any party shall not be deemed a reimbursable expense under this Article 10.

10.8.5      For purposes of clarity and not as a limitation, for purposes of this paragraph 10.8, the Shareholders’ Representative will act on behalf of the Shareholders and the Shareholders will all be bound by the acts and omissions of the Shareholders’ Representative hereunder.

10.8.6      For purposes of clarity and not as a limitation, nothing in this Article 10 requires Purchaser to delay the issuance of a Claim Notice for any Claimed Amount, as those terms are defined in the Escrow Agreement.

11.

Assignment

Neither this Agreement nor the rights or obligations contained herein shall be assignable by any party except with the written consent of all the parties hereto.  Notwithstanding the preceding sentence, Purchaser may assign its rights under this Agreement to any successor in interest to its business, or to any Affiliate, but such assignment shall not relieve Purchaser of its obligations under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and representatives, subject to the foregoing provisions of this Article 11.

12.

Notices

All notices, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been given when delivered in person or by first class, registered or certified mail, return receipt requested, postage and registration or certification fees prepaid, or delivered by reliable overnight delivery service, providing a receipt evidencing delivery, or delivered by facsimile transmission, with a copy also delivered promptly thereafter by any of the other foregoing means:

If to Purchaser, to:

Beauty Systems Group LLC
3001 Colorado Boulevard
Denton, Texas 76210
Attention: President

with a copy to:	Sally Beauty Holdings, Inc.
3001 Colorado Boulevard
Denton, Texas 76210
Attention: General Counsel

If to Shareholders, any Shareholder, and Shareholders’ Representative:

Ryan Hmielewski
N2811 Stanley Lane
Marinette, Wisconsin 54143

with a copy to:	Godfrey & Kahn, S.C.
333 Main Street, Suite 600
Green Bay, Wisconsin 54301
Attention: William J. Plummer

or at such other address as hereafter shall be furnished by a notice sent in like manner by such addresses to the others.

13.

Specific Performance

The parties hereto expressly agree that the Corporation and the Aerial Beauty Supply Business being purchased and sold hereunder are special and unique, and that a breach of any of the terms, provisions or conditions  hereof, in respect to the sale and purchase thereof, will result in irreparable injury for which there is no adequate remedy at law, and therefore, in addition to and not in substitution for any and all other relief in law or equity, the aggrieved party shall be entitled to equitable relief and specific performance to compel compliance with the terms and conditions of this Agreement and to recover all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with the enforcement of this Agreement.

14.

Integration, Interpretation and Miscellaneous Provisions

14.1         Entire Agreement.  All prior negotiations and agreements between the parties hereto are superseded by this Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein, in the documents executed and delivered in connection herewith or in the Schedules, and Exhibits hereto, except as modified in writing concurrently herewith or subsequent hereto.

14.2         Waiver.  Failure or delay on the part of any of the parties hereto to exercise any right, power or privilege hereunder, or under any instrument executed pursuant hereto, shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or of any other right power or privilege.  All waivers of any right, power or privilege hereunder must be in writing.

14.3         Governing Law.  This Agreement and the agreements attached as Exhibits hereto shall be governed by and construed in accordance with the laws of the State of Wisconsin, to the same extent as agreements entered into and fully performed in the State of Wisconsin.

14.4         Public Announcement.  Except as may otherwise be required by Law or the rules and other requirements of the New York Stock Exchange (the “Disclosure Requirements”), no announcement of this transaction shall be made to the general public until at or after the Closing.  Except as may otherwise be required by Disclosure Requirements, the parties will consult and cooperate with each other as to the timing and content of announcements of this transaction to the general public, if any, and to employees, customers and suppliers of the Corporation.

14.5         Expenses.  Each of the parties shall bear its own expenses (including, without limitations, fees and expenses of its attorneys and accountants) in connection with this Agreement or the consummation of the transactions contemplated herein, whether or not the Closing takes place.  Expenses of Corporation and/or Shareholders related to this transaction chargeable to Corporation shall be reflected in the Closing Balance Sheet.

14.6         Further Assurances.  Following the Closing Date, upon the request of Purchaser and without further consideration, each Shareholder will execute, or cause to be executed, and will deliver to the Purchaser further documents of transfer, conveyance, assignment and consent, and take such other action as may be reasonably necessary or advisable to effectively carry out the other terms and provisions of this Agreement.

14.7         Joint and Several Liability.  Each Shareholder shall be jointly and severally liable for all representations, warranties, covenants, obligations, duties, and Liabilities of any Shareholder under this Agreement and any and all documents executed or delivered by any Shareholder in connection therewith.  The terms “the Shareholders” or “any Shareholder” (and the like) are each intended to refer to each Shareholder individually, and impose a joint and several obligation on each. With respect to any representation or warranty of Corporation, the term shall also include any predecessor of Corporation and any entity merged into Corporation or preceding Corporation.

14.8         Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.9         Facsimile/PDF Copies.  “Facsimile” or “PDF” transmissions of signed documents shall be regarded and accepted as if they bore original signatures.  Promptly after such Facsimile or electronic transmission, the original document bearing the original signatures shall be provided to the other party.

14.10       Termination.

14.10.1    In the event that the Closing shall not take place on or before November 15, 2010, except solely due to the default of Purchaser, in addition to, but not in substitution for, any and all other relief to which Purchaser may be entitled, either at law or in equity, Purchaser shall have the right, exercisable upon giving written notice to the Shareholders, to cancel and terminate this Agreement.

14.10.2    In the event that the Closing shall not take place on or before November 15, 2010, except solely due to the default of any of the Shareholders, in addition to, but not in substitution for, any and all other relief to which any of the Shareholders may be entitled, either at law or in equity, the Shareholders shall have the right, exercisable upon giving written notice to Purchaser, to cancel and terminate this Agreement.

14.11       Miscellaneous.  Gender and number references shall be deemed modified to fit the context.  The Exhibits and Schedules to this Agreement are hereby made a part hereof and shall be construed with and as an integral part of this Agreement.  Every provision of this Agreement is intended to be severable, and if any term or provision is determined to be illegal or invalid for any reason whatsoever, such legality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

14.12       Resolution of Paragraph 4.1 Disputes.  If the amount of the Closing Combined Net Assets pursuant to paragraph 4.1 cannot be resolved between the parties within 30 days after the Shareholders dispute the proposed Closing Combined Net Assets, the matter shall be submitted to an independent “Big Four” accounting firm (the “Accounting Firm”) for its review and resolution.  The decision of the Accounting Firm shall be binding on the parties and may be specifically enforced by legal proceedings.  The Accounting Firm shall be selected jointly by the Shareholders and Purchaser, or if the parties are unable to agree, by lot.  The fees and expenses of the Accounting Firm shall be borne equally by the Shareholders and Purchaser.  Purchaser and the Shareholders and their respective agents and representatives, shall have a reasonable opportunity to review the working papers relating to the preparation of the Closing Balance Sheet and shall have reasonable access to WIPFLi, the accountants who prepared the Closing Balance Sheet.

14.13       Notification.  For all purposes of notification by the Shareholders to the Purchaser, Purchaser can conclusively rely on any notification given by Ryan Hmielewski in accordance with Article 12, as representing all of the Shareholders or any one of them individually and such notice shall be sufficient for purposes of this Agreement.  For all purposes of notification by the Purchaser to the Shareholders, Purchaser can conclusively rely that any notice given by the Purchaser to Ryan Hmielewski in accordance with Article 12, is sufficient notice to all the

Shareholders and to each of the foregoing individually and such notice shall be sufficient for purposes of this Agreement.  The Shareholders hereby irrevocably appoint Ryan Hmielewski with full power and authority to bind Shareholders in any post-Agreement matter and fully represent all Shareholders with respect to all matters arising after this Agreement is executed and arising out of or related to this Agreement (the “Shareholders’ Representative”) and the Shareholders agree that Purchaser can conclusively rely on such appointment.

15.

Additional Tax Matters

15.1         Section 338(h)(10) Election.

15.1.1      Purchaser and Shareholders shall join in the making of a timely election under Section 338(h)(10) of the Code and the Treasury Regulations and any corresponding or similar elections under state, local or foreign tax law with respect to the purchase and sale of the Shares (collectively, the “Section 338(h)(10) Election”).  On or prior to the Closing Date, the Shareholders shall deliver to Purchaser two executed original IRS Forms 8023 (or successor form) (together with any schedules or attachments thereto) for the purpose of making the Section 338(h)(10) Election for federal income tax purposes. Purchaser shall be responsible for the preparation and filing of all forms and documents required to effectuate the Section 338(h)(10) Election.  In addition to the Form 8023, the Shareholders shall execute (or cause to be executed) and deliver to Purchaser such additional documents or forms as are reasonably requested by Purchaser to complete properly the Section 338(h)(10) Election at least thirty (30) days prior to the date such Section 338(h)(10) Election is required to be filed. Purchaser, the Corporation and the Shareholders shall file all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 338(h)(10) Election and shall take no position contrary thereto unless required to do so by applicable Tax Laws.

15.1.2      Within one hundred twenty (120) days after the Closing Date, Purchaser shall prepare (or cause to be prepared) and deliver to the Shareholders a schedule (the “Allocation Schedule”) allocating the “Aggregate Deemed Sales Price”, as defined in Treasury Regulation Section 1.338-4, among the assets of the Corporation and the covenants set forth in paragraph 7.2.  The Allocation Schedule shall be reasonable and shall be prepared in accordance with Sections 338(h)(10) and 1060 of the Code and the Treasury Regulations promulgated thereunder.  The Allocation Schedule shall be deemed to be accepted by and shall be conclusive and binding on the Shareholders except to the extent, if any, that the Shareholders shall have delivered within 30 days after the date on which the Allocation Schedule is delivered to the Shareholders, a written notice to Purchaser stating each and every item to which the Shareholders dispute (it being understood that any amounts not disputed shall be final and binding).  If a change proposed by the Shareholders is disputed by Purchaser, then the Shareholders and Purchaser shall negotiate in good faith to resolve such dispute.  If, after a period of twenty (20) days following the date on which the Shareholders give Purchaser notice of any such proposed change, any such proposed change still remains disputed, then the Shareholders and Purchaser shall submit the dispute for resolution through the process and on the terms set forth in paragraph 14.12.  Purchaser and each Shareholder shall file (or cause to be filed) all federal, state and local Tax Returns in accordance with the Allocation Schedule, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any amended Tax Return or claim for refund, any examination or audit by any Tax authority, or any other proceeding), except to the extent otherwise required by Law.

15.1.3      Subject to the limitation below, Purchaser shall indemnify each Shareholder for: (i) any increase in the federal income Tax of such Shareholder attributable to the taxable year in which the Closing Date occurs over the federal income Tax that would have been payable by such Shareholder attributable to such taxable year if Purchaser had purchased from the Shareholders all of the outstanding stock of the Corporation and there was no election made under Section 338(h)(10) of the Code with respect to such purchase, and (ii) any increase in any state or local income Tax of such Shareholder attributable to the taxable year in which the Closing Date occurs over  the state or local income Tax that would have been payable by such Shareholder attributable to such taxable year if there was no election made under Section 338(h)(10) of the Code with respect to such purchase.  Any indemnification payment made pursuant to this paragraph 15.1.3 shall be treated as an adjustment to the Stock Purchase Price; and the amount of any indemnification payable to any Shareholder shall be grossed up to reflect the income Tax ultimately payable by such Shareholder on account of such indemnification payment (collectively, the “Paragraph 15.1.3 Payment”).  All determinations of amounts payable under this paragraph 15.1.3 shall be performed by WIPFLi, the cost of which shall be paid 50% by the Purchaser and 50% by the Shareholders as soon as practicable after the finalization of the original and each revision of the Allocation Schedule to the Shareholders in accordance with paragraph 15.1.2.  WIPFLi shall provide Purchaser with its determination of the Paragraph 15.1.3 Payment as well as any supporting workpapers and other information reasonably requested by Purchaser to conduct its review of WIPFLi’s determined amount. The determination by WIPFLi of the Paragraph 15.1.3 Payment shall be deemed to be accepted by and shall be conclusive and binding on the Purchaser except to the extent, if any, that the Purchaser shall have delivered within thirty  (30) days after the date on which the determination is delivered to the Purchaser, a written notice to the Shareholders’ Representative stating each and every item to which the Purchaser disputes (it being understood that any amounts not disputed shall be final and binding). If such determination by WIPFLi is disputed by the Purchaser, then the Shareholders’ Representative and the Purchaser shall negotiate in good faith to resolve such dispute.  If, after a period of thirty  (30) days following the date on which the Shareholders give Purchaser notice of any such proposed change, any such proposed change still remains disputed, then the Shareholders and Purchaser shall submit the dispute for resolution through the process and on the terms set forth in paragraph 14.12.   The Purchaser shall pay the  Shareholders the Paragraph 15.1.3 Payment within ten (10) days of finalization.  If, pursuant to any revision to the Allocation Schedule, the Shareholders collectively have received an aggregate amount of Paragraph 15.1.3 Payment in excess of (or less than) the required Paragraph 15.1.3 Payment, the Shareholders will pay, jointly and severally, such excess to the Purchaser (or the Purchaser shall pay to the Shareholders) within ten (10) days of the finalization of such amount.  The Paragraph 15.1.3 Payment paid to all Shareholders shall not exceed $1,000,000 in the aggregate.

15.2         Responsibility for Filing Tax Returns.   Shareholders shall prepare and file (or cause to be prepared and filed) all Tax Returns for the Corporation for any taxable period that ends on or prior to the Closing Date (but for which Tax Returns are timely prepared and filed after the Closing Date) in a manner consistent with previously filed Tax Returns for the Corporation, provided, however, Shareholders shall permit Purchaser to review and comment on each such Tax Return prior to filing. In the event of any disagreement between Purchaser and

Shareholders regarding items set forth on the Tax Returns described in this paragraph 15.2 Purchaser and Shareholders shall, in good faith, use their best efforts to agree on such items.

15.3         Audits and Other Proceedings.

15.3.1      Following the Closing Date, if an audit or other administrative or Legal Proceeding is initiated by any Tax authority with respect to Taxes of the  Corporation for which Shareholders would be liable pursuant to paragraph 10.1, Purchaser or the Corporation, as the case may be, shall notify the Shareholders in writing of such audit or proceeding.  Failure to give such notice shall not relieve Shareholders from any indemnification obligation which they would have with respect to paragraph 10.1, except to the extent that the Shareholders are actually and materially prejudiced thereby (which for this purpose, shall include, but not be limited to, the inability of the Shareholders to contest the subject matter of the audit or proceeding or any monetary detriment attributable to not receiving prompt notice of such audit or proceeding).  The Shareholders will have the right, at their option, to control the conduct of all stages of such audit or other administrative or judicial proceeding with representatives of its own choosing with respect to Taxes of Corporation for which Shareholders would have an indemnification obligation under paragraph 10.1, provided, however, the Shareholders shall allow the Corporation and its counsel to participate in any audit or other administrative or judicial proceeding to the extent that such Tax Returns relate to the Corporation.  At such time as such request is received by Purchaser, Purchaser or the Corporation, as the case may be, will furnish the Shareholders with powers of attorney or any other documentation or authorization necessary or appropriate to enable the Shareholders to control the conduct of such audit or other proceeding.  Purchaser shall control the conduct of all stages of all other audits or other administrative or judicial proceedings with respect to Taxes of the Corporation.  Purchaser and the Corporation shall not, and shall not permit any of their Affiliates to, accept any proposed adjustment or enter into any settlement or agreement in compromise regarding any Taxes of the Corporation for which Shareholders would have an indemnification obligation under paragraph 10.1 without the express written consent of the Shareholders, which consent shall not be unreasonably withheld or delayed.

15.3.2      With respect to any audit or other administrative or Legal Proceeding that it controls, the Shareholders: (i) shall give prompt notice to Purchaser of any Tax adjustment proposed in writing pursuant to any audit or other administrative or judicial proceeding controlled by the Shareholders with respect to the assets or activities of the Corporation; and (ii) shall not accept any proposed adjustment or enter into any settlement or agreement in compromise which would bind Purchaser or the Corporation with respect to any Taxes of the Corporation  without the express written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

15.4         Cooperation on Tax Matters. Purchaser, the Corporation and Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns, and any audit, litigation or other Legal Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Corporation and Shareholders agree: (i) to retain all books and records with respect to Tax matters pertinent to the Corporation relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, or Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority; and, (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Corporation or Shareholders, as the case may be, shall allow the other party to take possession of such books and records. Purchaser and Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

15.5         S Corporation Status. Corporation and the Shareholders shall not revoke the Corporation’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code (or any comparable state or local laws) for any period prior to and including the Closing Date.  In the event that Corporation’s S election is found to be invalid or to have terminated on or before the Closing Date, the Parties shall use their best efforts to obtain from the Internal Revenue Service a waiver of the invalidity or terminating event on the grounds of inadvertency.  The Parties shall take such steps, and make such adjustments, as may be required by the Internal Revenue Service pursuant to Section 1362(f)(3) and (4) of the Code.  Shareholders shall bear the expense of procuring the waiver, including the legal, accounting and tax costs of taking such steps, and of making such adjustments as may be required.

15.6         Transfer Taxes.  Notwithstanding and provision in this Agreement to the contrary, all transfer, documentary, sales, use, stamp, recording, registration and other such similar Taxes, charges and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be paid by the Shareholders when due, and the party required by applicable law shall file all necessary Transfer Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable law, the other parties will, and will cause their affiliates to, join in the execution of any such Transfer Tax Returns and other documentation.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

PURCHASER:		CORPORATION:
BEAUTY SYSTEMS GROUP LLC		AERIAL COMPANY, INC.

By:	/s/ John Golliher	By:	/s/ Ryan Hmielewski
Name: John Golliher		Name: Ryan Hmielewski
Title: President		Title: President

SHAREHOLDERS:

/s/ Ryan Hmielewski		/s/ Laura Hmielewski
Ryan Hmielewski		Laura Hmielewski

LAURA HMIELEWSKI IRREVOCABLE TRUST OF 1992

By:	/s/ William J. Plummer, Trustee
William J. Plummer, Trustee

RYAN J. AND LAURA J. HMIELEWSKI DESCENDANTS TRUST
u/a/d 12/31/04 f/b/o JEFFREY HMIELEWSKI

By:	/s/ William J. Plummer, Trustee
William J. Plummer, Trustee

RYAN J. AND LAURA J. HMIELEWSKI DESCENDANTS TRUST
u/a/d 12/31/04 f/b/o SCOTT HMIELEWSKI

By:	/s/ William J. Plummer, Trustee
William J. Plummer, Trustee

RYAN J. AND LAURA J. HMIELEWSKI DESCENDANTS TRUST
u/a/d 12/31/04 f/b/o KRISTIN KOLASZEWSKI

By:	/s/ William J. Plummer, Trustee
William J. Plummer, Trustee